Exhibit 10.21

EXCHANGE AGREEMENT

among

DFG HOLDINGS, INC.,

GS MEZZANINE PARTNERS, L.P.,

GS MEZZANINE PARTNERS OFFSHORE, L.P.,

STONE STREET FUND 1998, L.P.,

BRIDGE STREET FUND 1998, L.P.,

ARES LEVERAGED INVESTMENT FUND, L.P.,

and

ARES LEVERAGED INVESTMENT FUND II, L.P.,

Dated as of November 13, 2003

Relating to:

$49,351,422.48 Aggregate Principal Amount of

13.95% Senior Subordinated Notes Due 2012

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS
1.1.	Definitions
1.2.	Computation of Time Periods
1.3.	Accounting Terms

SECTION 2. AUTHORIZATION AND ISSUANCE OF THE NOTES
2.1.	Authorization of Issue
2.2.	Exchange of the Existing Holdings Notes for the Notes
2.3.	Closing

SECTION 3. CONDITIONS TO CLOSING
3.1.	Representations and Warranties
3.2.	Performance; No Default under Other Agreements
3.3.	Compliance Certificates
3.4.	Opinions of Counsel
3.5.	Changes in Corporate Structure
3.6.	Refinancing
3.7.	DFG Senior Notes Documents; Credit Agreement; Company Senior Notes.
3.8.	Material Adverse Effect
3.9.	Financial Information
3.10.	Proceedings and Documents
3.11.	Exchange Permitted By Applicable Law, etc
3.12.	Transaction Documents in Force and Effect; Information.
3.13.	No Violation; No Legal Constraints; Consents, Authorizations and Filings, etc.
3.14.	Interest Payment; Payment of Expense

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1.	Due Incorporation; Power and Authority
4.2.	Capitalization
4.3.	Subsidiaries
4.4.	Due Authorization, Execution and Delivery
4.5.	Non-Contravention; Authorizations and Approvals
4.6.	DFG Financial Statements; DFG Reports
4.7.	Absence of Undisclosed Liabilities or Events
4.8.	No Actions or Proceedings
4.9.	Title to Properties
4.10.	Intellectual Property Rights
4.11.	Taxes.
4.12.	Employee Benefit Plans.
4.13.	Private Offering; No Integration or General Solicitation.
4.14.	Eligibility for Resale under Rule 144A
4.15.	Status Under Certain Statutes
4.16.	Insurance

i

4.17.	Existing Indebtedness; Future Liens
4.18.	Compliance with Laws; Permits
4.19.	Solvency
4.20.	Affiliate Transactions
4.21.	Material Contracts
4.22.	Pari Passu Obligations
4.23.	No Changes to Applicable Law
4.24.	Indebtedness
4.25.	Fees
4.26.	Documents and Procedures
4.27.	Standards and Procedures
4.28.	No Unrelated Liabilities
4.29.	Brokerage Fees

SECTION 5. REPRESENTATIONS OF THE PURCHASERS
5.1.	Purchase for Investment.
5.2.	Waiver of Notice of Redemption

SECTION 6. COVENANTS TO PROVIDE INFORMATION
6.1.	Future Reports to Purchasers.

SECTION 7. OTHER AFFIRMATIVE COVENANTS
7.1.	Preservation of Corporate Existence and Franchises
7.2.	Maintenance of Properties
7.3.	Taxes.
7.4.	Books, Records and Access
7.5.	Compliance with Law
7.6.	Insurance
7.7.	Offer to Repurchase Upon Change of Control.
7.8.	Board Representation
7.9.	Offer to Purchase by Application of Excess Proceeds.
7.10.	Further Assurances

SECTION 8. NEGATIVE COVENANTS
8.1.	Stay, Extension and Usury Laws
8.2.	Restricted Payments
8.3.	Dividend and Other Payment Restrictions Affecting Subsidiaries
8.4.	Incurrence of Indebtedness and Issuance of Preferred Stock.
8.5.	Asset Sales.
8.6.	Transactions with Affiliates
8.7.	Limitation on Liens
8.8.	Limitation on Issuances and Sales of Capital Stock of Subsidiaries
8.9.	Sale and Leaseback Transactions
8.10.	Payments for Consents
8.11.	Merger, Consolidation, or Sale of Assets
8.12.	Successor Company Substituted

SECTION 9. PROVISIONS RELATING TO RESALES OF SECURITIES
9.1.	Private Offerings
9.2.	Offering Memorandum.
9.3.	Amendments and Supplements to the Offering Memorandum
9.4.	Copies of the Offering Memorandum
9.5.	Blue Sky Compliance
9.6.	Ratings of the Notes
9.7.	The Depositary
9.8.	Additional Company Information
9.9.	Agreement Not to Offer or Sell Additional Securities
9.10.	Exchange and Registration Rights Agreement
9.11.	No Integration
9.12.	Restriction on Repurchases
9.13.	DTC Agreement
9.14.	PORTAL
9.15.	Form D
9.16.	Syndication.
9.17.	Exchange Right

SECTION 10. THE NOTES
10.1.	Form and Execution
10.2.	Terms of the Notes
10.3.	Denominations
10.4.	Form of Legend for the Notes
10.5.	Payments and Computations
10.6.	Registration, Registration of Transfer and Exchange.
10.7.	Transfer Restrictions.
10.8.	Mutilated, Destroyed, Lost and Stolen Notes
10.9.	Persons Deemed Owners
10.10.	Cancellation
10.11.	Home Office Payment

SECTION 11. EVENTS OF DEFAULT
11.1.	Events of Default
11.2.	Remedies
11.3.	Waiver of Past Defaults
11.4.	Subordination of Special Mandatory Redemption

SECTION 12. REDEMPTION
12.1.	Right of Redemption
12.2.	Partial Redemptions
12.3.	Notice of Redemption
12.4.	Deposit of Redemption Price
12.5.	Notes Payable on Redemption Date
12.6.	Notes Redeemed in Part
12.7.	Application of Redemption Payments

SECTION 13. SUBORDINATION OF NOTES
13.1.	Notes Subordinate to Senior Indebtedness
13.2.	Payment Over of Proceeds Upon Dissolution, Etc
13.3.	No Payment When Senior Indebtedness in Default
13.4.	Payment Permitted If No Default
13.5.	Subrogation to Rights of Holders of Senior Indebtedness
13.6.	Provisions Solely to Define Relative Rights
13.7.	No Waiver of Subordination Provisions
13.8.	Reliance on Judicial Order or Certificate of Liquidating Agent
13.9.	Reliance by Holders of Senior Indebtedness on Subordination Provisions

SECTION 14. EXPENSES, INDEMNIFICATION AND CONTRIBUTION
14.1.	Expenses
14.2.	Indemnification.
14.3.	Contribution
14.4.	Survival

SECTION 15. MISCELLANEOUS
15.1.	Notices
15.2.	Benefit of Agreement; Assignments and Participations
15.3.	No Waiver; Remedies Cumulative
15.4.	Amendments, Waivers and Consents
15.5.	Counterparts
15.6.	Reproduction
15.7.	Headings
15.8.	Survival of Covenants and Indemnities
15.9.	Governing Law; Submission to Jurisdiction; Venue.
15.10.	Severability
15.11.	Entirety
15.12.	Survival of Representations and Warranties
15.13.	Construction
15.14.	Incorporation

EXHIBITS

Exhibit A - Form of Note
Exhibit 3.3(a) - Form of Officer’s Certificate
Exhibit 3.3(b) - Form of Secretary’s Certificate
Exhibit 3.4 - Form of Opinion of Counsel to Company

SCHEDULES
Schedule A - Information Relating to the Purchasers
Schedule B - Primary and Fully Diluted Equity Ownership
Schedule 4.3 - Company and Subsidiaries
Schedule 4.9 - Title to Properties

Schedule 4.11 - Taxes
Schedule 4.12(e) - Plans
Schedule 4.17 - Indebtedness
Schedule 4.18 - Permits
Schedule 4.21 - Material Contracts
Schedule 4.29 - Broker’s Fee

v

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of November 13, 2003, among DFG Holdings, Inc., a Delaware corporation (the “Company”), GS Mezzanine Partners, L.P., a limited partnership organized under the laws of Delaware (“GS Mezzanine”), GS Mezzanine Partners Offshore, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“GS Mezzanine Offshore”), Stone Street Fund 1998, L.P., a limited partnership organized under the laws of Delaware (“Stone Street”), Bridge Street Fund 1998, L.P., a limited partnership organized under the laws of Delaware (“Bridge Street”, and collectively with Stone Street, GS Mezzanine and GS Mezzanine Offshore, the “GSMP Purchasers”), Ares Leveraged Investment Fund, L.P., a limited partnership organized under the laws of Delaware (“Ares I”) and Ares Leveraged Investment Fund II, L.P., a limited partnership organized under the laws of Delaware (“Ares II” and, collectively with Ares I, “Ares” and, collectively with the GSMP Purchasers, the “Purchasers”).

RECITALS

WHEREAS, the Company entered into a Purchase Agreement, dated as of December 18, 1998 (as amended, supplemented or otherwise modified, the “Existing Holdings Purchase Agreement”), with the Purchasers pursuant to which the Company sold to the Purchasers $120,625,617.30 aggregate principal amount at maturity of 13% Senior Discount Notes Due 2006 (together with all notes issued in exchange, substitution or replacement therefor, the “Existing Holdings Notes”) and 1,040.6103 shares (the “Holdings Note Shares”) of Class A Common Stock, par value $0.001 per share of the Company (the “Class A Common Stock”), for aggregate cash proceeds of $62,080,000.

WHEREAS, the Company entered into a Subscription Agreement, dated December 18, 1998 (as amended, supplemented or otherwise modified, the “Subscription Agreement”) with the Purchasers, pursuant to which the Company sold to the Purchasers an aggregate of 1,957.5378 shares of Class A Common Stock (the “Subscription Shares”) for an aggregate purchase price of $5,313,059.46.

WHEREAS, Dollar Financial Group, Inc., a New York corporation and a wholly owned subsidiary of the Company (“DFG”) entered into a Purchase Agreement, dated as of December 18, 1998 (as amended, supplemented or otherwise modified, the “Existing DFG Purchase Agreement”), with the Purchasers pursuant to which DFG sold to the Purchasers $20,000,000 aggregate principal amount of 10 7/8% Senior Subordinated Notes Due 2006 (together with all notes issued in exchange, substitution or replacement therefor, the “Existing DFG Notes”).

WHEREAS, the Company entered into an Exchange and Registration Rights Agreement, dated December 18, 1998 (the “Existing Exchange and Registration Rights Agreement”), with the Purchasers, pursuant to which the holders of the Existing Holdings Notes from time to time were entitled to certain benefits thereof.

WHEREAS, the Company entered into a Stockholders Agreement, dated December 18, 1998 (the “Existing Stockholders Agreement”), with the Purchasers and the other Stockholders of the Company named therein.

WHEREAS, the Company entered into a $160,000,000 credit facility, dated December 18, 1998 (as amended, supplemented or otherwise modified, the “Existing Credit Agreement”), among the Company, DFG, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for the lenders named therein, First Union Capital Markets and Wells Fargo, as arrangers of the credit facilities evidenced thereby, First Union National Bank, as syndication agent, U.S. Bank National Association, as documentation agent, and the lenders named therein, which provide for a revolving credit facility in favor of DFG of up to $70,000,000 and two term loan facilities in favor of DFG of up to $90,000,000.

WHEREAS, the Accreted Value (as defined in the Existing Holdings Purchase Agreement) of the Existing Holdings Notes immediately prior to the Closing Date (as hereinafter defined) will be $118,702,844.96.

WHEREAS, the Company has requested the Purchasers to exchange their Existing Holdings Notes outstanding at the Closing and not redeemed as described in the thirteenth recital below for the following:  (i) $49,351,422.48 aggregate principal amount of 13.95% Senior Subordinated Notes Due 2012 (the “Notes” such term to include all notes issued in exchange, substitution or replacement therefor including the Exchange Notes and the Replacement Notes (as hereinafter defined)), in the form of Exhibit A hereto, to be issued by the Company in exchange for 50% of the Accreted Value of the then outstanding Existing Holdings Notes, (ii) $49,351,422.48 aggregate principal amount of Company Senior Notes (as hereinafter defined) to be issued by the Company pursuant to the Company Senior Note Exchange Agreement hereinafter referred to, in exchange for 50% of the Accreted Value of the then outstanding Existing Holdings Notes and (iii) cash payment equal to sum of (x) the aggregate Financing Payment hereinafter referred to plus (y) the aggregate “Financing Payment” pursuant to and as defined in the Company Senior Note Exchange Agreement.

WHEREAS, the Company has agreed to enter into the Second Amended and Restated Stockholders Agreement (as so amended, and as may be further amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), dated the date hereof, among the Company, the Purchasers and the other Stockholders of the Company named therein, to grant to the Purchasers an irrevocable option (the “Put Option”) to require the Company to buy from the Purchasers, such Purchaser’s Holdings Note Shares and Subscription Shares, on the terms and subject to the conditions set forth therein.

WHEREAS, the Company will enter into an Exchange and Registration Rights Agreement, dated the date hereof (as amended, supplemented or otherwise modified from time to time, the “Exchange and Registration Rights Agreement”), with the Purchasers pursuant to which the holders of the Notes from time to time will be entitled to the benefits thereof.

WHEREAS, in substitution of the Existing Credit Agreement, the Company will enter into a $55,000,000 credit facility, dated the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, DFG, the lenders named therein, Wells Fargo, as administrative agent for the lenders, U.S. Bank, National Association, as syndication agent, and Citicorp North America, Inc. as documentation agent, and which will provide for a revolving credit facility in favor of DFG of up to $55,000,000 (of which not more than $20,000,000 (exclusive of any outstanding letters of credit thereunder) will be drawn at the Closing (as defined herein)).

WHEREAS, concurrently with the issuance of the Notes, DFG will issue 9.75% Senior Notes due 2011 (together with all notes issued in exchange, substitution or replacement therefor, the “DFG Senior Notes”) to be issued pursuant to an indenture, dated the date hereof, among DFG, each of the other guarantors (as defined therein) and U.S. Bank National Association, as trustee (as amended, supplemented or otherwise modified from time to time, the “DFG Senior Notes Indenture”) in an aggregate principal amount of $220,000,000.

WHEREAS, DFG will redeem the Existing DFG Notes and indebtedness under the Existing Credit Agreement with proceeds of the DFG Senior Notes and, to the extent the net proceeds of the DFG Senior Notes exceed $200,000,000, DFG will dividend or loan such amount to the Company and the Company will redeem a portion of the Existing Holdings Notes in the amount of such excess.

WHEREAS, the Company will enter into an Exchange Agreement, dated the date hereof (as amended, supplemented or otherwise modified from time to time, the “Company Senior Note Exchange Agreement”), with the Purchasers, pursuant to which, the Company will, concurrently with the issuance of the Notes, issue to the Purchasers $49,351,422.48 aggregate principal amount of 16% Senior Notes due 2012 (together with all notes issued in exchange, substitution or replacement therefor, the “Company Senior Notes”).

WHEREAS, the Company has duly authorized the creation and issuance of the Notes, and the execution and delivery of this Agreement, the Stockholders Agreement and the Exchange and Registration Rights Agreement.

WHEREAS, all things necessary to make the Notes (when issued and delivered hereunder), this Agreement, the Stockholders Agreement and the Exchange and Registration Rights Agreement valid and binding obligations of the Company in accordance with their respective terms have been done.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1.          Definitions.  As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Accreted Value”, as used with respect to the Existing Holdings Notes, is defined in the Existing Holdings Purchase Agreement.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Company Information” is defined in Section 9.8.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that in the case of the Company or any of its Subsidiaries beneficial ownership of 10% or more of the voting securities of the Company or such Subsidiary, as the case may be, shall be deemed to be control.  Notwithstanding the foregoing, in no event will the Purchasers or any of their Affiliates be deemed to be an Affiliate of the Company.

“Affiliate Transaction” is defined in Section 8.6.

“Agreement” is defined in Section 15.4.

“Applicable Law” means all laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including environmental laws and those pertaining to health or safety) applicable to the Company or any of its Subsidiaries or any of their property or operations.

“Ares”, “Ares I” and “Ares II” are defined in the preamble to this Agreement.

“Asset Sale” is defined in Section 8.5(a).

“Asset Sale Offer” is defined in Section 7.9(a).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Audit Date” is defined in Section 4.6(b).

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors.

“Board” means the Board of Directors of the Company, or any authorized committee of such Board of Directors.

“Borrowing Base” means at any date the sum of one hundred percent (100%) of each of the following for DFG and its Subsidiaries:  (i) cash held overnight in store safes, (ii) balances held in store accounts, (iii) the amount payable under checks held in store safes, (iv) clearing house transfers initiated on the previous day and transfers of same-day funds to be credited to store accounts, (v) cash held overnight by armored car carriers, (vi) eligible government receivables in respect of government contracts and (vii) cash balances held in demand deposit accounts and/or investment accounts; provided, however, that in no event shall any of the items described in subparagraphs (i) through (vii) above be included in any calculation of the “Borrowing Base” to the extent any of the same are subject to any Lien other than in favor of the administrative agent for the benefit of the lenders under the Credit Agreement.  The Borrowing Base shall be determined by the Company upon each incurrence of Indebtedness, and such determination shall be conclusive so long as it is made in good faith.

“Bridge Street” is defined in the preamble to this Agreement.

“Business Day” means any day other than a Legal Holiday.

“Calculation Date” means, with respect to any calculation of the Fixed Charge Coverage Ratio or the Debt Ratio, the date on which the event requiring such calculation occurs.

“Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Interest” is defined in Exhibit A hereto.

“Cash Equivalents” means (i) direct obligations of the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, with maturities of not more than one year from the date of acquisition, (iii) repurchase obligations issued by any bank described in clause (ii) above with a term not to exceed thirty (30) days; (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, in each case maturing within one year after the date of acquisition and (v) shares of any money market mutual fund, or similar fund, in each case having excess of $500,000,000, which invests predominantly in investments of the types described in clauses (i) through (iv) above.

“Change of Control” means the occurrence of any of the following (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction or other event (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the voting shares or economic value of the Capital Stock of the Company or DFG, (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that the Company ceases to own 100% of the outstanding Equity Interests of DFG or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” is defined in Section 7.7(a).

“Change of Control Payment” is defined in Section 7.7(a).

“Change of Control Payment Date” is defined in Section 7.7(b)(ii).

“Class A Common Stock” is defined in the first recital to this Agreement.

“Class B Common Stock” shall mean the Class B Common Stock, par value $0.001, of the Company.

“Closing” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this

Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Company” shall have the meaning assigned in the preamble to this Agreement and its successors and permitted assigns.

“Company Financial Statements” is defined in Section 6.1.

“Company Indemnified Person” is defined in Section 14.2(b).

“Company Party” is defined in Section 4.4(f).

“Company Senior Note Documents” means the Company Senior Notes, the Company Senior Note Exchange Agreement, the exchange and registration rights agreement related to the Company Senior Notes, the Stockholders Agreement and all certificates, instruments, financial and other statements and other documents and agreements made or delivered in connection therewith and related thereto.

“Company Senior Note Exchange Agreement” is defined in the fourteenth recital to this Agreement.

“Company Senior Notes” is defined in the fourteenth recital to this Agreement.

“consolidated” or “consolidated” (including the correlative term “consolidating”) or on a “consolidated basis”, when used with reference to any financial term in this Agreement (but not when used with respect to any tax return or tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to net income or earnings, after eliminating the portion of net income or earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person, in accordance with GAAP.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss, to the extent that such losses were deducted in computing such Consolidated Net Income for such period, plus (ii) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness by such Person or its Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income, plus (iii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iv) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (v) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (vi) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period, minus (vi) the amount of Earn-out Obligations paid in cash during such period (to the extent not already reflected as an expense in Consolidated Net Income), in each case, on a consolidated basis and determined in accordance with GAAP.  Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or one of its Wholly Owned Subsidiaries, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of this Agreement in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who was a member of such Board of Directors as of the date hereof; provided, that any member of the Board of Directors of the Company who was nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, shall also be a Continuing Director.

“Contract” is defined in Section 4.5.

“Controlling Person” is defined in Section 14.2(a).

“Credit Agreement” means the Credit Agreement as defined in the eleventh recital of this Agreement, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time.

“Credit Documents” means the Credit Agreement and all certificates, instruments, financial and other statements and other documents and agreements made or delivered in connection therewith and related thereto.

“Current Accretion Amount” is defined in Exhibit A hereto.

“Custodian” is defined in Section 11.1(h).

“Debt Ratio” is defined in Section 8.4(a).

“Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute an Event of Default.

“Default Amount” is defined in Section 11.2.

“Default Interest on Principal” is defined in Exhibit A hereto.

“Depositary” is defined in Section 9.13.

“DFG” is defined in the third recital to this Agreement.

“DFG Financial Statements” is defined in Section 4.6(a).

“DFG Reports” is defined in Section 4.6(b).

“DFG Senior Notes” is defined in the twelfth recital to this Agreement.

“DFG Senior Notes Documents” means the DFG Senior Notes, the DFG Senior Notes Indenture, the offering circular related thereto and all certificates, instruments, financial and other statements and other documents and agreements made or delivered in connection therewith and related thereto.

“DFG Senior Notes Indenture” is defined in the eleventh recital to this Agreement.

“Director” means a member of the Board; provided, however, that in no event shall a Non-Voting Observer be deemed to be a Director.

“Disclosure Schedule” means all numbered Schedules to this Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Stated Maturity of the Notes.

“Earn-out Obligations” means contingent payment obligations of the Company or any of its Subsidiaries incurred in connection with the acquisition of assets or businesses, which obligations are payable based on the performance of the assets or businesses so acquired; provided, however, that (i) such obligations shall be expressly subordinated to the Notes on terms satisfactory to the Purchasers (so long as the Purchasers own any Notes), (ii) the amount of such obligations shall not exceed 25% of the total consideration paid for such assets or businesses and (iii) that the amount of such obligations outstanding at any time shall be measured by the maximum amount potentially payable thereunder without regard to performance criteria, the passage of time or other conditions.

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (other than, in any such case, any Federal or state laws relating to fraudulent transfers).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investee” is defined in Section 4.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” is defined in Section 4.12(b).

“Event of Default” is defined in Section 11.1.

“Excess Proceeds” is defined in Section 8.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Registration Rights Agreement” is defined in the tenth recital to this Agreement.

“Exchange Note Offering” means an offering of the Exchange Notes that is registered under the Securities Act.

“Exchange Notes” means the notes issued in the Exchange Offer.

“Exchange Offer” is defined in the Exchange and Registration Rights Agreement.

“Exchange Offer Registration Statement” is defined in the Exchange and Registration Rights Agreement.

“Existing Credit Agreement” is defined in the sixth recital to this Agreement.

“Existing Exchange and Registration Rights Agreement” is defined in the fourth recital to this Agreement.

“Existing Holdings Notes” is defined in the first recital to this Agreement.

“Existing Holdings Purchase Agreement” is defined in the first recital to this Agreement.

“Existing Indebtedness” is defined in Section 4.17.

“Existing DFG Notes” is defined in the third recital to this Agreement.

“Existing DFG Purchase Agreement” is defined in the third recital to this Agreement.

“Existing Stockholders Agreement” is defined in the fifth recital to this Agreement.

“Financing Documents” means collectively, this Agreement, the Company Senior Note Exchange Agreement, the Exchange and Registration Rights Agreement, the Exchange and Registration Rights Agreement (as defined in the Company Senior Note Exchange Agreement), the Credit Agreement, the Stockholders Agreement, the Notes, the Exchange Notes, the Company Senior Notes and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

“Financing Payment” means, with respect to each Purchaser, on the Closing Date, an amount equal to 3% of the aggregate principal amount of Notes issued to such Purchaser on or as of the Closing Date.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person plus all accrued but unpaid cash dividends on Disqualified Stock, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of (x) the Consolidated Cash Flow of such Person for such period less consolidated Capital Expenditures made by such Person during such period to (y) the Fixed Charges of such Person for such period calculated as provided in Section 8.4.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement.

“Governmental Authority” means (i) the government of the United States of America or any State or other political subdivision thereof, (ii) any government or political subdivision of any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary or (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to, any such government.

“GS Mezzanine” is defined in the preamble to this Agreement.

“GS Mezzanine Offshore” is defined in the preamble to this Agreement.

“GSMP Directors” is defined in Section 7.8(a).

“GSMP Purchasers” is defined in the preamble to this Agreement.

“Guarantee” or “Guaranteed” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” shall have the meaning assigned to such term in the DFG Senior Notes Documents.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means a Person in whose name a Note is registered on the Security Register.

“Holdings Note Shares” is defined in the first recital to this Agreement.

“incur” is defined in Section 8.4(a).

“Incurrence Date” is defined in Section 8.4(a).

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (ii) representing Capital Lease Obligations, (iii) representing the balance deferred and unpaid of the purchase price (including any Earn-out Obligations) of any property or services, except any such balance that constitutes a trade payable, credit on open account, provisional credit, accrued liability, or which are being contested in good faith, (iv) representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person, (v) representing reimbursement obligations of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person or (vi) representing the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends.

“Indemnified Person” is defined in Section 14.2(c).

“Indenture” is defined in the Exchange and Registration Rights Agreement.

“Institutional Accredited Investors” is defined in Section 9.1(a).

“Institutional Investor” means (i) any original purchaser of a Note and any transferee that is an Affiliate of any original purchaser, (ii) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding and (iii) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States or a State thereof, with capital and surplus in excess of $50,000,000.

“Intellectual Property” means (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all broadcast rights, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vii) all computer software (including data and related documentation), (viii) all other proprietary rights, (ix) all copies and tangible embodiments thereof (in whatever form or medium) and (x) all licenses and agreements in connection therewith.

“Interest Accrual Date” is defined in Exhibit A hereto.

“Interest Payment Date” is defined in Exhibit A hereto.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees, (ii) extensions of trade credit and (iii) any loans to customers, in each case made on commercially reasonable terms and  in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.  If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

“IPO” means any underwritten primary public offering of the capital stock of the Company or DFG, whether on a primary or secondary basis, pursuant to an effective registration statement filed under the Securities Act which generates gross proceeds to the seller(s) of at least $25,000,000.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“LGP” is defined in Section 8.6.

“Management Employment Contract” shall mean the agreement dated as of November 13, 1998 by and among DFG, the Company and Jeffrey Weiss..

“Management Options” shall mean the options to purchase shares of Class A Common Stock of certain members of management of the Company.

“Management Services Agreement” shall mean that certain Management Services Agreement, dated December 18, 1998, as amended, among the Company, DFG and LGP.

“Material” means material in relation to the business, operations, affairs, financial condition, properties, assets, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, affairs, financial condition, assets, property or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any Subsidiary to perform any of its material obligations under any of the Transaction Documents or (iii) the validity or enforceability of any Transaction Document that is Material or material to the holders of the Notes.

“Material Contracts” means any agreements, contracts or arrangements between the Company or its Subsidiaries, on the one hand, and any third parties on the other that are Material.

“Maturity”, when used with respect to any Note, means the date on which the principal, Default Amount of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that this Agreement requires the Company to make).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss) and (iii) any non-cash compensation expense of such Person attributable to the exercise of options to acquire Capital Stock of the Company by any officers, directors or employees of the Company or any of its Subsidiaries.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness under the Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Documents” has the meaning specified in Section 9.17.

“Non-Voting Observer” is defined in Section 7.8(a).

“Notes” has the meaning specified in the eighth recital.

“Notes Payment” is defined in Section 13.2.

“Obligations” means any principal, premium, interest, Special Interest and other liabilities payable by the Company under or in respect of this Agreement or the Notes.

“Offer Amount” is defined in Section 7.9(a).

“Offer Period” is defined in Section 7.9(a).

“Offering” means, collectively, any Exchange Note Offering and any Private Offering.

“Offering Memorandum” means an Offering Memorandum of the Company in form and substance satisfactory to the Purchasers delivered to the Purchasers in connection with an Offering, including amendments or supplements thereto, any exhibits thereto and the documents incorporated therein, in the most recent form that has been prepared and delivered by the Company to the Purchasers in connection with their solicitation of offers to purchase Notes or Exchange Notes in connection with such Offering.  Further, any reference to the Offering Memorandum shall be deemed to refer to and include any Additional Company Information furnished by the Company prior to the completion of the distribution of the Notes or Exchange Notes in connection with any Offering and any registration statement (if any) filed with the Commission related to such Offering Memorandum.  All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Exchange Act which is incorporated or deemed to be incorporated by reference in the Offering Memorandum.

“outstanding”, when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

(i)            Notes theretofore cancelled by the Company or delivered to the Company for cancellation;

(ii)           Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by the Company with a third party in trust for the Holders of such Notes; provided, that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in this Agreement; and

(iii)          Notes which have been paid pursuant to Section 10.8 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement, other than any such Notes in respect of which there shall have been presented to the Company proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding.  Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Payment Blockage Period” is defined in Section 13.3.

“Payment Default” is defined in Section 11.1(f).

“Pension Plan” is defined in Section 4.12(b).

“Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

“Permitted Investments” means (i) any Investment in the Company, DFG (as long as it is a Wholly Owned Subsidiary of the Company) or a Wholly Owned Subsidiary of the Company and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of this Agreement, (ii) any Investment in (v) cash, (w) Cash Equivalents, (x) the Notes, (y) the Company Senior Notes or (z) the DFG Senior Notes outstanding (in the case of this clause (z)) as of the date of this Agreement, (iii) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment

(A) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of this Agreement or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company (with the Company or such Wholly Owned Subsidiary being a surviving entity) and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of this Agreement, (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of Section 8.5 hereof, (v) other Investments in any Person (other than a Subsidiary of the Company) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, not to exceed $3,000,000, (vi) any advances to employees of the Company and its Subsidiaries in the ordinary course of business, (vii) any Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings and (viii) any Investment resulting from the sale or other disposition, through a public equity or income trust offering, of Equity Interests of a Canadian or a U.K. Subsidiary of DFG (a “Disposed Entity”) solely by reason of DFG retaining a portion of the Equity Interests of such Disposed Entity; provided, that after giving effect to any such sale or disposition, (1) no Default or Event of Default shall have occurred or be continuing, (2) the retained Equity Interests in the Disposed Entity are entitled to the same pro rata distributions as, and are not subordinated to, other Equity Interests in the Disposed Entity and (3) any Net Proceeds from such sale or disposition are applied in accordance with the provisions of Section 8.5 hereof (without regard to Section 8.5(b)(ii)).

“Permitted Liens” means (i) Liens securing Indebtedness (A) under the Credit Agreement and (B) under the DFG Senior Notes, in each case, that was permitted by the terms of this Agreement to be incurred, (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided, however, that such Liens were in existence prior to the contemplation of such acquisition, (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, (vi) Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (v) of Section 8.4(b) hereof covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto, (vii) Liens existing on the date of this Agreement and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5,000,000 at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary, (x) Liens securing Permitted Refinancing Indebtedness; provided, however, that the Company was permitted to incur Liens with respect to the Indebtedness so refinanced, (xi) statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (xii) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness and (xiii) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than the Indebtedness under the Credit Agreement and the Senior Notes); provided, however, that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iv) such Indebtedness is incurred either by the Company or by the Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (v) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred in reliance upon clause (vi) or (vii) of Section 8.4(b), such Indebtedness also meets the requirements of such clause.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Plan” is defined in Section 4.12(a).

“PORTAL Market” is defined in Section 9.14.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

“principal amount” means, (i) when used with respect to any particular Note, the principal amount of such Note at its Stated Maturity, including Capitalized Interest and Special Interest, if any, added thereto at or prior to such time, and (ii) when used with respect to any other Indebtedness, the then outstanding principal amount of such Indebtedness.

“Principals” means LGP, any person that is its general partner as of the date of this Agreement or any affiliated investment fund managed by it.

“Private Offering” is any offering by any of the Purchasers of some or all of the Notes, Holdings Note Shares or Subscription Shares without registration under the Securities Act.

“Proceeding” is defined in Section 13.2.

“property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” is defined in Section 7.9(a).

“Purchase Price” is defined in Section 2.2.

“Purchasers” is defined in the preamble to this Agreement.

“Purchaser Indemnified Person” is defined in Section 14.2(a).

“Put Option” is defined in the ninth recital to this Agreement.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by DFG or any of its Subsidiaries pursuant to which DFG or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by DFG or any of its Subsidiaries) or (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of DFG or any of its Subsidiaries and any related assets, including all collateral securing such accounts receivable, all contracts and Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Quarterly Meeting” is defined in Section 7.8(e).

“Receivables Subsidiary” means a Wholly Owned Subsidiary of DFG which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of DFG (as provided below) as a Receivables Subsidiary:

(i)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)          is Guaranteed by DFG or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

(B)           is recourse to or obligates DFG or any of its Subsidiaries in any way other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or

(C)           subjects any property or asset of DFG or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(ii)           with which neither DFG nor any of its Subsidiaries has any material contract, agreement or understanding other than (A) sales of accounts receivable and related assets to such Subsidiary and other transactions within the customary parameters of asset securitization transactions involving accounts receivable, (B) transactions on terms no less favorable to DFG or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of DFG and (C) customary transaction costs, fees and expenses incurred in connection with securitization transactions involving accounts receivable and fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(iii)          with which neither DFG nor any of its Subsidiaries has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors of DFG will be evidenced to the Purchasers by filing with the Purchasers a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Agreement.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Agreement.

“Registration Default” is defined in Exhibit A hereto.

“Regular Record Date” is defined in Exhibit A hereto.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Board” means the Board, the Board of Directors of DFG and the Board of Directors of each Subsidiary of the Company and DFG.

“Related Party” with respect to any Principal means (i) any Subsidiary of such Principal or any general partner of such Principal or (ii) any investment fund or investment partnership managed by any Principal or any Affiliate of said Principal.

“Replacement Notes” is defined in Section 9.17.

“Request Date” is defined in Exhibit A hereto.

“Required Holders” means Holders holding more than 50% of the aggregate principal amount of the outstanding Notes and Exchange Notes (exclusive of Notes then owned directly or indirectly by the Company or any of its Subsidiaries or Affiliates).

“Resale Registration Statement” is defined in Exhibit A hereto.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” is defined in Section 8.2.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“sale” is defined in Section 10.7(a).

“Securities” means the Notes, the Holdings Note Shares and the Subscription Shares.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Document” means this Agreement and all other instruments and agreements now or at any time hereafter securing the whole or part of the Obligations.

“Security Register” has the meaning given to such term in Section 10.6(a).

“Selling Purchaser” is defined in Section 9.2(b).

“Senior Indebtedness” means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company but only to the extent such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of the Company for reimbursement (including attorneys’ fees incurred in connection with any such proceeding, whether or not allowed in such proceeding), indemnities and fees relating to, and all other amounts owing under, the Company Senior Notes and the Company Senior Note Exchange Agreement; provided, however, that the following shall not constitute Senior Indebtedness:  (i) any portion of any Indebtedness which is incurred in violation of this Agreement, (ii) any Indebtedness owed to LGP and (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company.

“Senior Nonmonetary Default” is defined in Section 13.3.

“Senior Payment Default” is defined in Section 13.3.

“Shelf Registration Statement” is defined in the Exchange and Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Interest” is defined in Exhibit A hereto.

“Special Mandatory Redemption” is defined in Exhibit A hereto.

“Stated Maturity”, when used with respect to any Note or any installment of interest thereon, means the date specified in this Agreement or such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

“Stockholders Agreement” is defined in the ninth recital to this Agreement.

“Stone Street” is defined in the preamble to this Agreement.

“Subordinated Indebtedness” means, with respect to any Person, (i) Indebtedness of the Company or any of its Subsidiaries under any Earn-Out Obligations, and (ii) other Indebtedness of the Company or any of its Subsidiaries expressly subordinated in right of payment to the Notes pursuant to applicable documentation in the case of such Indebtedness under this clause (ii), containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Required Holders.

“Subscription Agreement” is defined in the second recital to this Agreement.

“Subscription Shares” is defined in the second recital to this Agreement..

“Subsequent Purchaser” is defined in Section 4.13(a).

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Successor Company” is defined in Section 8.11.

“Tax Returns” means all reports and returns required to be filed on or before the Closing Date with respect to the Taxes of the Company and the Tax Subsidiaries including, without limitation, consolidated federal income tax returns of the Company and the Tax Subsidiaries.

“Tax Subsidiaries” means any Subsidiary of the Company of which the Company owns, directly or indirectly, 80% or more of the equity interest therein for U.S. federal income tax purposes.

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company and the Tax Subsidiaries, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

“Transaction Documents” means, collectively, the Financing Documents, the Credit Documents, the DFG Senior Note Documents and the Company Senior Note Documents.

“Transactions” means the transactions provided for in, or contemplated by, the Transaction Documents.

“United States” shall have the meaning assigned to such term in Regulation S.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” is defined in the sixth recital to this Agreement.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.2.          Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3.          Accounting Terms.  Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

SECTION 2.

AUTHORIZATION AND ISSUANCE OF THE NOTES

2.1.          Authorization of Issue.  On or prior to the execution and delivery of this Agreement, the Company will authorize the issue and sale of the Notes.  The Notes shall be in the form specified in this Agreement.

2.2.          Exchange of the Existing Holdings Notes for the Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and deliver to the Purchasers, and the Purchasers will acquire from the Company, at the Closing provided for in Section 2.3, the Notes and the Financing Payment in exchange for the Accreted Value of the then outstanding Existing Holdings Notes in the amount equal to the aggregate Accreted Value of the Existing Holdings Notes set forth on Schedule A.  Each Purchaser shall, in exchange for the surrender by such Purchaser of the portion of the Accreted Value of the Existing Holdings Notes set forth opposite such Purchaser’s name on Schedule A, receive the aggregate principal amount of the Notes and the Financing Payment set forth opposite such Purchaser’s name on Schedule A.  The obligations of the Purchasers hereunder are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

2.3.          Closing

(a)           The exchange of a portion of Existing Holdings Notes for the Notes shall occur at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, at 10:00 a.m., California time, at a closing (the “Closing”) on November 13, 2003, or on such other Business Day thereafter as may be agreed upon by the Company and the GSMP Purchasers (in either case, the date and time of the Closing is referred to herein as the “Closing Date”).  At the Closing, (i) the Company will deliver to each Purchaser certificates for the Notes to be acquired by such Purchaser on the Closing Date, in such denominations (which will be a multiple of $1,000 principal amount) as such Purchaser may request, dated the Closing Date and registered in such Purchaser’s name and (ii) the Company will pay to each Purchaser or its order such Purchaser’s share of the Financing Payment by a wire transfer of immediately available funds to (x) in the case of the GSMP Purchasers, to a bank account or accounts of such Purchaser set forth on Schedule A, (y) in the case of Ares I, to a bank account of Ares Management, L.P. set forth on Schedule A and (z) in the case of Ares II, to a bank account of Ares Management II, L.P. set forth on Schedule A or, in any such case, to such other bank account or accounts as each such Purchaser may request at least one Business Day prior to the Closing Date, all of the above against the delivery by such Purchaser to the Company of the relevant portion of Existing Holdings Notes held by such Purchaser.

(b)           If at the Closing the Company shall fail to deliver to the Purchasers the certificates evidencing the Notes as provided in Section 2.3(a), or any of the conditions specified in Section 3 shall not have been fulfilled to the Purchasers’ satisfaction, then each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 3.

CONDITIONS TO CLOSING

Each Purchaser’s obligation to exchange the Existing Holdings Notes for the Notes to be acquired by it at the Closing is subject to the satisfaction or waiver by it prior to or at the Closing of each of the conditions specified below in this Section 3:

3.1.          Representations and Warranties.  Each of the representations and warranties of the Company in this Agreement and in each of the other Transaction Documents shall be true and correct (in the case of such other Transaction Documents only, in all material respects) when made and on or as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

3.2.          Performance; No Default under Other Agreements.  The Company and its Subsidiaries, to the extent parties hereto or thereto, shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and each of the other Financing Documents and Credit Documents required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and exchange of the Notes and the other Transactions (and the other Transaction Documents) no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under any of the other Financing Documents or under the Credit Documents.

3.3.          Compliance Certificates

(a)           Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, in the form of Exhibit 3.3(a) hereto, certifying that the conditions specified in Sections 3.1, 3.2, 3.5, 3.6, 3.7, 3.9, 3.12 and 3.13 have been fulfilled.

(b)           Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate in the form of Exhibit 3.3(b) hereto certifying as to the Company’s certificate of incorporation, bylaws and resolutions attached hereto, the incumbency and signatures of certain officers of the Company, and other corporate proceedings of the Company relating to the authorization, execution and delivery of the Notes, this Agreement and the other Transaction Documents to which the Company is a party.

3.4.          Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the Closing, from Irell & Manella LLP, counsel for the Company, substantially in the form set forth in Exhibit 3.4 and as to such other matters as such Purchaser may reasonably request.

3.5.          Changes in Corporate Structure.  Neither the Company nor any of its Subsidiaries shall have changed their respective jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person at any time following the Audit Date and there shall have occurred no event which constitutes a Change of Control of the Company and the Company shall not have entered into any agreement or understanding which, if consummated, would constitute a Change of Control of the Company.

3.6.          Refinancing.  All of the Existing DFG Notes, all indebtedness under the Existing Credit Agreement outstanding immediately prior to the date hereof and, to the extent the net proceeds of the DFG Senior Notes exceed $200,000,000, the Accreted Value of the Existing Holdings Notes outstanding immediately prior to the date hereof, in the amount of such excess shall have been redeemed out of the proceeds of the issuance of DFG Senior Notes and borrowings under the Credit Agreement.

3.7.          DFG Senior Notes Documents; Credit Agreement; Company Senior Notes.

(a)           The Company shall have delivered to the Purchasers true and correct copies of the DFG Senior Notes Documents and the Credit Documents and each of such documents (i) shall be in the form satisfactory to each Purchaser and such Purchaser’s special counsel, (ii) shall have been duly authorized, executed and delivered by the parties thereto, (iii) shall constitute a valid, binding and enforceable obligation of the parties thereto and shall be in full force and effect and (iv) no default on the part of any party thereto shall exist thereunder.  The DFG Senior Notes shall have been issued and outstanding in accordance with the DFG Senior Note Documents in the aggregate principal amount not to exceed $220,000,000.  The aggregate borrowings as of the Closing Date under the Credit Agreement (exclusive of any outstanding letters of credit thereunder) shall not exceed $20,000,000.  The Purchasers have acknowledged that they have reviewed the final draft of the DFG Senior Notes offering circular and the draft dated of November 10, 2003 of the Credit Agreement and that the draft of the “description of the notes” in such offering circular and the draft of the Credit Agreement are satisfactory to the Purchasers.

(b)           The Company Senior Notes (i) shall be in the form satisfactory to each Purchaser and such Purchaser’s special counsel, (ii) shall have been duly authorized, executed and delivered by the parties thereto, (iii) shall constitute a valid, binding and enforceable obligation of the parties thereto and shall be in full force and effect and (iv) no default on the part of any party thereto shall exist thereunder.  The Company Senior Notes shall have been issued and outstanding in accordance with the Company Senior Note Documents in the aggregate principal amount not to exceed $49,351,422.48.

3.8.          Material Adverse Effect.  No event or events shall have occurred which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

3.9.          Financial Information.  Such Purchaser shall have received a pro forma consolidated balance sheet for the Company and its Subsidiaries as of September 30, 2003 after giving effect to the Transactions, including the issuance of the Notes, the DFG Senior Notes and the Company Senior Notes and the borrowings under the Credit Agreement and the use of the proceeds thereof, which have been certified by the Chief Financial Officer of the Company and which are in form and substance satisfactory to such Purchaser.

3.10.        Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to such transactions and the terms thereof, shall be reasonably satisfactory to such Purchaser and such Purchaser’s special counsel, and such Purchaser and the Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

3.11.        Exchange Permitted By Applicable Law, etc.  On the Closing Date, such Purchaser’s exchange of the Existing Holdings Notes for the Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, (b) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any Applicable Law, which Applicable Law was not in effect on the date hereof.

3.12.        Transaction Documents in Force and Effect; Information.

(a)           Transaction Documents.  The Purchasers shall have received true and correct copies of all Transaction Documents and such documents (i) shall have been duly executed and delivered by the parties thereto, (ii) shall be in form and substance reasonably satisfactory to the Purchasers and (iii) shall be valid and binding obligations of the parties thereto enforceable against each of them in accordance with its respective terms, subject to the Enforceability Exceptions.

(b)           Accuracy of Information.  All information furnished by the Company and its representatives to the Purchasers with respect to the business and financial condition of the Company and its Subsidiaries shall be accurate and complete in all material respects.

3.13.        No Violation; No Legal Constraints; Consents, Authorizations and Filings, etc.

(a)           The consummation by the Company and its Subsidiaries of the Transactions shall not contravene, violate or conflict with any Applicable Law, except for violations which, individually or in the aggregate, do not, and would not reasonably be expected to, have a Material Adverse Effect.

(b)           All consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by each of the Company and its Subsidiaries, of the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect, except for such consents, authorizations and filings the failure of which to obtain or make, individually or in the aggregate, do not, and would not reasonably be expected to, have a Material Adverse Effect.

(c)           There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person which, in the opinion of the Purchasers, (i) individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect or which seeks to enjoin or seek damages against the Company or its Subsidiaries or any of the Purchasers as a result of the Transactions or the issuance of the Notes, (ii) relates to any Transactions and has or will have a material adverse effect on any Purchaser, (iii) alleges liability on the part of any Purchaser in connection with this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby or (iv) would bar the issuance of the Notes or the use of the proceeds thereof in accordance with the terms of this Agreement.

3.14.        Interest Payment; Payment of Expense.  At the Closing, each Purchaser and such Purchaser’s special counsel shall have received from the Company all other fees required to be paid, and, in accordance with Section 14.1 hereto, all reasonable costs and expenses for which invoices have been presented.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers (both before and after giving pro forma effect to the transactions contemplated by this Agreement and the other Transaction Documents, and the issuance of the Notes and the Company Senior Notes, and in each case the application of the proceeds thereof) that:

4.1.          Due Incorporation; Power and Authority.  Each of the Company and each of its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect, (c) has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as they are currently conducted and (d) has full corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

4.2.          Capitalization.  As of the date of this Agreement, (a) the authorized Capital Stock of the Company will consist solely of 50,000 shares of Class A Common Stock and 50,000 shares of Class B Common Stock, (b) 19,758.1589 shares of Class A Common Stock (with an additional 972 shares reserved for issuance of Management Options) and no shares of Class B Common Stock will be issued and outstanding, (c) 106.7071 shares of Class A Common Stock will be held by the Company in its treasury or by the Company’s Subsidiaries and (d) the ownership of Class A Common Stock on a primary and fully diluted basis will be as set forth in Schedule B hereto.  All the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights, except as set forth in the Stockholders Agreement and the Management Employment Contract.  Other than the Management Options, there are no securities of the Company or any of its Subsidiaries that are convertible into or exchangeable for shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries.  Except as set forth in the Stockholders Agreement and the Management Employment Contract, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its Subsidiaries and, except for the Management Options, neither the Company nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards.  After the Closing Date, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries, other than pursuant to the Management Options.  Other than the Stockholders Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries.  As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Class A Common Stock, Class B Common Stock and Management Options) that entitle the holders thereof to vote with the stockholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

4.3.          Subsidiaries.  Schedule B and Schedule 4.3 correctly state (a) the name of each of the Company’s Subsidiaries and any other Person whose Equity Interests are owned, directly or indirectly, by the Company (each, an “Equity Investee”), (b) the name of each holder of each class of outstanding Capital Stock or other securities of the Company or any of its Subsidiaries or any Equity Investee and the nature and number of such securities held by such holder and (c) the number of authorized, issued and treasury shares of each Subsidiary of the Company and each Equity Investee.  The Company does not own or control, directly or indirectly, any Capital Stock or other interest or investment (whether equity or debt) in any Person other than the Capital Stock of its Subsidiaries and Equity Investees listed on Schedule 4.3.  Each issued and outstanding share of Capital Stock of each Subsidiary and Equity Investees of the Company (a) has been duly authorized and validly issued and is fully paid and nonassessable and free of preemptive rights and (b) except for any Equity Investees of any Equity Investee not owned directly or indirectly by the Company as shown on Schedule 4.3 is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than the liens established under the Credit Documents.

4.4.          Due Authorization, Execution and Delivery

(a)           Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms subject to the Enforceability Exceptions.

(b)           Notes and the Exchange Notes.  The Notes to be purchased by the Purchasers from the Company are in the form contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company on the Closing Date as provided herein, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms subject to the Enforceability Exceptions.  If and when the Exchange Notes are issued pursuant to the Exchange and Registration Rights Agreement and this Agreement in accordance with the terms thereof and hereof, the Exchange Notes will have been duly and validly authorized for issuance by the Company, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms subject to the Enforceability Exceptions.

(c)           Exchange and Registration Rights Agreement.  The Exchange and Registration Rights Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(d)           Stockholders Agreement.  The Stockholders Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(e)           Other Transaction Documents.  Each Transaction Document (other than those referred to in paragraphs (a) through (d) of this Section 4.4) to which the Company or any of its Subsidiaries is a party (each such party, a “Company Party”) (i) has been duly authorized, executed and delivered by each Company Party and (ii) constitutes a valid and legally binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, subject to the Enforceability Exceptions.

4.5.          Non-Contravention; Authorizations and Approvals.  Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation or bylaws (or comparable constituent or governing documents) or is in default (or, with the giving of notice, lapse of time or both, would be in default) under any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, Permit, lease, contract or other agreement, instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (including, without limitation, the Credit Agreement), or under which the Company or any of its Subsidiaries or any of their respective properties or assets is entitled to a benefit (each, a “Contract”), except for any such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  None of (a) the execution and delivery by the Company or any of its Subsidiaries of any of the Transaction Documents to which they are a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance and delivery of the Notes hereunder will (i) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of the Company or any of its Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract, except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made or the failure of which to obtain or make, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect or (iv) violate any Applicable Laws applicable to the Company, any of its Subsidiaries or any of their respective property or assets, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.6.          DFG Financial Statements; DFG Reports

(a)           DFG Financial Statements.  The Company has delivered to the Purchasers (collectively, the “DFG Financial Statements”) (i) complete and correct copies of the consolidated balance sheets of DFG and its Subsidiaries as of June 30, 2001, 2002 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, including the footnotes thereto, certified by DFG’s independent certified public accountants, (ii) complete and correct copies of the unaudited consolidated balance sheets of DFG and its Subsidiaries as of September 30, 2003 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the quarter then ended and (iii) a complete and correct copy of the consolidated balance sheet of DFG and its Subsidiaries as of September 30, 2003 and the related unaudited consolidated statement of operations for the month then ended.  Each of the consolidated balance sheets contained in DFG Financial Statements fairly present the consolidated financial position of DFG and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in DFG Financial Statements fairly presents the consolidated results of operations and income, retained earnings and stockholders’ equity or cash flows, as the case may be, of DFG and its Subsidiaries for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein.  The Company has no assets or liabilities as of the date of this Agreement and since the Audit Date has incurred no expenses (in each case whether or not the same would be required to be reflected in unconsolidated financial statements prepared in accordance with GAAP) other than the shares of Capital Stock of DFG that it owns on the date hereof, the Management Employment Contract, the obligations under the Transaction Documents, and any such liabilities and expenses that do not exceed $50,000 in the aggregate.  All projections provided by the Company to the Purchasers in connection with the Transactions have been prepared in good faith based on assumptions believed by management of the Company to be reasonable.

(b)           DFG Reports.  The Company has delivered to the Purchaser each registration statement, report or information statement prepared by DFG since June 30, 2003 (the “Audit Date”), including (i) DFG’s Annual Report on Form 10-K for the year ended June 30, 2003 and (ii) DFG’s Quarterly Report on Form 10-Q for the three months period ended September 30, 2003, each in the form (including exhibits, annexes and any amendments thereto) filed with the Commission (collectively, including any such reports filed subsequent to the date hereof and as amended, the “DFG Reports”).  As of their respective dates, (or, if amended, as of the date of such amendment) the DFG Reports did not, and any DFG Reports filed with the Commission subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Each of the consolidated balance sheets included in or incorporated by reference into the DFG Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of DFG and its subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity or cash flows included in or incorporated by reference into the DFG Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations and income, retained earnings and stockholders’ equity or cash flows, as the case may be, of DFG and its Subsidiaries for the periods to which they relate (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

4.7.          Absence of Undisclosed Liabilities or Events

(a)           Except for the amounts disclosed to, and approved in writing by, the GSMP Purchasers pursuant to Section 4.25 hereof, set forth in Section 4.6 hereof, and the liabilities and obligations arising under the Financing Document or the Credit Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except (i) for liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet and related footnotes as of the Audit Date included in the DFG Financial Statements, (ii) borrowings under the Company’s Existing Credit Agreement, which will be paid off in their entirety and terminated as of the Closing Date, (iii) indebtedness under the Existing Holdings Notes, which will be paid off in its entirety and cancelled as of the Closing Date or (iv) liabilities and obligations incurred in the ordinary course of business since the Audit Date which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Since the Audit Date there has been no change in the financial condition, results of operations, business, properties or prospects of the Company or its Subsidiaries except for changes that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.  There are no facts known to the Company that have had or would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Schedule.

4.8.          No Actions or Proceedings.  Except as set forth in Schedule 4.8, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company, any of its Subsidiaries, any of their directors or officers (in their capacities as such) or any of their property or assets which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or to prohibit, delay or materially restrict the consummation of any of the transactions contemplated by the Transaction Documents.  To the knowledge of the Company, no Governmental Authority has notified the Company of an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for those investigations or reviews which, individually or in the aggregate, have not had or would not be reasonably expected to have a Material Adverse Effect.

4.9.          Title to Properties.  Except as set forth in Schedule 4.9, each of the Company and its Subsidiaries has (a) good and marketable title to and fee simple ownership of, or a valid and subsisting leasehold interest in, all of its real property and (b) good title to, or a valid and subsisting leasehold interest in, all of its equipment and other personal property, in each case free and clear of all Liens, except Permitted Liens.  The Company and its Subsidiaries have paid or discharged, or reserved for, all lawful claims which, if unpaid, might become a Lien (other than a Permitted Lien) against any property or assets of the Company or its Subsidiaries.

4.10.        Intellectual Property Rights.  The Company and its Subsidiaries own or possess all Intellectual Property reasonably necessary to conduct their businesses as now conducted, except where the expiration or loss of any of such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Company and its Subsidiaries, (a) there is no infringement of, or conflict with, such Intellectual Property by any third party and (b) the conduct of their businesses as currently conducted do not infringe or conflict with any Intellectual Property of any third party, in each case other than any such infringements or conflicts which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

4.11.        Taxes.

(a)           All Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company or the Tax Subsidiaries, have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects;

(b)           all Taxes shown to be due on the Tax Returns referred to in clause (a) have been or will be timely paid in full;

(c)           adequate provision has been made for the payment of Taxes for which the Company or Tax Subsidiaries may be liable for the periods ending after the Closing Date that are not yet due and payable;

(d)           except as set forth on Schedule 4.11(d), the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired;

(e)           all deficiencies asserted or assessments made as a result of such examinations have been paid in full;

(f)            no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending;

(g)           no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or the Tax Subsidiaries;

(h)           neither the Company nor the Tax Subsidiaries will be required, as a result of (i) a change in accounting method to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period ending on or after the Closing Date or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period ending on or after the Closing Date;

(i)            there are no Liens on any of the assets of the Company or the Tax Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(j)            the Company and the Tax Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (except for such groups of which the Company or one of the Tax Subsidiaries was the common parent);

(k)           except as set forth on Schedule 4.11(k), no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or the Tax Subsidiaries; and

(l)            neither the Company nor any Tax Subsidiary or any predecessors to any of such entities has made any consent under Section 341 of the Code with respect to the Company or any Tax Subsidiary.

4.12.        Employee Benefit Plans.

(a)           There has been no failure by any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes (each, a “Plan”) to comply with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) other than any such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Plans.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA other than those that, individually or in the aggregate, have not had and would not reasonably be excepted to have a Material Adverse Effect

(b)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Neither the Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(c)           Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d)           Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(e)           Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as required by Applicable Law or as set forth on Schedule 4.12(e).  The Company or the Subsidiaries may amend or terminate any such Plan at any time without incurring any liability thereunder.

4.13.        Private Offering; No Integration or General Solicitation.

(a)           Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 hereof and with the procedures set forth in Section 10 hereof, it is not necessary in connection with the exchange of the Existing Holdings Notes for the Notes to the Purchasers and to any Person to whom any Purchaser sells any of such Notes (each, a “Subsequent Purchaser”) in the manner contemplated by this Agreement to register the Notes under the Securities Act, or, until such time as the Exchange Notes are issued or the Notes or Exchange Notes are otherwise registered pursuant to an effective registration statement under the Securities Act, to qualify an indenture relating to the Notes or Exchange Notes under the TIA.

(b)           The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of the Notes and require the Notes to be registered under the Securities Act.  None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes.  With respect to the Notes, if any, sold in reliance upon the exemption afforded by Regulation S (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

4.14.        Eligibility for Resale under Rule 144A.  The Notes are eligible for resale pursuant to Rule 144A and will not, at the Closing Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

4.15.        Status Under Certain Statutes.  Neither the Company nor any of its Subsidiaries is or, after the exchange of the Existing Holdings Notes for the Notes and the consummation of the other transactions contemplated by the Transaction Documents, will be (a) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Interstate Commerce Act, each as amended, (b) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company or (c) a “holding company,” or a “Subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “Subsidiary” or a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.16.        Insurance.  Each of the Company and its Subsidiaries are insured by financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction and acts of vandalism.

4.17.        Existing Indebtedness; Future Liens.  Schedule 4.17 sets forth a complete and correct list of all Indebtedness of the Company and its Subsidiaries that will be outstanding immediately after the Closing except for any such Indebtedness not so scheduled which, in the aggregate, does not exceed $50,000 (such scheduled and unscheduled Indebtedness, the “Existing Indebtedness”).  Neither the Company nor any Subsidiary of the Company is in default, and no waiver of default is currently in effect, in the payment of the principal of or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary of the Company that would permit (or that with notice, lapse of time or both, would permit) any Person to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  Neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by this Agreement if incurred after the Closing.

4.18.        Compliance with Laws; Permits.  Each of the Company and each of its Subsidiaries has complied, and is in compliance, in all material respects with all Applicable Laws and has all Permits material to, and necessary in, the conduct of its business as currently conducted and all such Permits are in full force and effect.  No violations have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the best knowledge of the Company and its Subsidiaries, threatened to revoke or limit any Permit, except for violations and proceedings which, individually or in the aggregate, have not and could not reasonably be expected to have a Material Adverse Effect.  Schedule 4.18 sets forth a list of all such Permits and the expiration dates thereof.

4.19.        Solvency.  The Company and its Subsidiaries are, and after giving effect to the Transactions will be, Solvent.

4.20.        Affiliate Transactions.  (a) Except for the currently outstanding loans to management of the Company in the aggregate amount of $6,724,210 (which loans are in compliance with the applicable law) and a loan to a certain stockholder in the amount of $200,167.00, there is no Indebtedness between the Company or any of its Subsidiaries, on the one hand, and any officer, stockholder, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other, (b) except as provided in the Management Services Agreement, no such officer, stockholder, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries which, individually or in the aggregate, are material to the business, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services, or facilities to any such officer, stockholder, director or Affiliate which, individually or in the aggregate, are material to the business, assets, condition (financial or otherwise), results of operations or prospects of the

Company and its Subsidiaries, (d) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate and (e) no such officer, stockholder, director or Affiliate has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship.

4.21.        Material Contracts.  Schedule 4.21 contains a true, correct and complete list of all Material Contracts in effect on the Closing Date.  Except as described on Schedule 4.21, as of the Closing Date each Material Contract is in full force and effect and no material defaults enforceable against the Company or any of its Subsidiaries currently exist thereunder.  To the best knowledge of the Company and its Subsidiaries, no party to any Material Contract intends to terminate such Material Contract.

4.22.        Pari Passu Obligations.  The obligations of the Company under this Agreement and the Notes rank and will at all times rank pari passu with, or senior to, all other obligations of the Company in respect of its unsubordinated indebtedness for borrowed money (other than the obligations represented by the Company Senior Notes), and, except for the Company Senior Notes, there is and will be no indebtedness for borrowed money of the Company senior to such obligations.

4.23.        No Changes to Applicable Law.  To the best knowledge of the Company, no changes to Applicable Law affecting the Company or any of its Subsidiaries have occurred since the Audit Date or are currently pending or threatened, in each case other than those which have not had and would not reasonably be expected to have a Material Adverse Effect.

4.24.        Indebtedness.  On the Closing Date, after consummation of the Transactions, the consolidated Indebtedness of the Company and its Subsidiaries will not exceed $237,235,189 (excluding the Indebtedness evidenced by the Notes and the Company Senior Notes).

4.25.        Fees.  All fees and other expenses payable in connection with the consummation of the Transactions, in each case by the Company or any of its Subsidiaries, shall not exceed $13,000,000 and shall be reasonably consistent with the schedule of fees provided by the Company to the Purchasers prior to the Closing Date.

4.26.        Documents and Procedures.  The agreements, instruments and documents used and the procedures followed by the Company and its Subsidiaries in the conduct of their business are sufficient to effect the transactions purported to be effected by such agreements, instruments and documents and to perfect the liens or security interests purported to be created by such agreements, instruments and documents, except for failures to effect such transactions or perfect such security interests which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.27.        Standards and Procedures.  The Company has previously delivered to the Purchasers or will deliver to the Purchasers upon request copies of the credit and loan standards, procedures and guidelines employed by the Company and its Subsidiaries.  To the Company’s knowledge, such standards, procedures and guidelines are followed by the employees and personnel of the Company and its Subsidiaries in conducting the business of the Company and its Subsidiaries, except for failures to follow such standards, procedures and guidelines which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.28.        No Unrelated Liabilities.  As of the Closing, neither the Company nor any of its Subsidiaries will have any liability unrelated to the business or operations conducted by the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has since June 30, 2003 made, and will not prior to the Closing make, any payment with respect to any such liability.

4.29.        Brokerage Fees.  Except as disclosed in Schedule 4.29, neither the Company nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Transaction Documents.

SECTION 5.

REPRESENTATIONS OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

5.1.          Purchase for Investment.

(a)           Such Purchaser is acquiring the Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.

(b)           Such Purchaser understands that (i) the Notes have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

(c)           Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(d)           Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

(e)           Such Purchaser is an “Accredited Investor” (as defined in Rule 501 (a) under the Securities Act).

5.2.          Waiver of Notice of Redemption.  The Purchasers hereby waive the requirements of (x) Sections 12.03 and 12.04 of the Existing Holdings Purchase Agreement and (y) those provisions of the Existing Holdings Purchase Agreement that would prevent the

Company from redeeming the Existing Holdings Notes prior to December 18, 2003, in each case, to the extent such provisions may be applicable to the redemption of a portion of the Accreted Value of the Existing Holdings Notes described in Section 3.6.

SECTION 6.

COVENANTS TO PROVIDE INFORMATION

The Company covenants and agrees with each Purchaser that until the principal amount of (and premium, if any, on) all the Notes, and all interest, Special Interest and other obligations hereunder in respect thereof, shall have been paid in full:

6.1.          Future Reports to Purchasers.

The Company shall deliver to each Purchaser (for so long as such Purchaser holds any Notes or the Exchange Notes) and, except for the information provided in clause (a) below, each Subsequent Purchaser that is an Institutional Investor (reports required by clauses (a), (b) and (c) below are referred to herein collectively as, the “Company Financial Statements”):

(a)           Monthly Statements.  As soon as available but in any event within thirty (30) days after the end of each month, duplicate copies of:

(i)            a consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, and

(ii)           consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such month and for the portion of the fiscal year ending with such month,

in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments that will not be material in amount or effect, and accompanied by a certificate of the chief financial officer to the foregoing effect.

(b)           Quarterly Statements.  As soon as available, but in any event within forty-five (45) days after the end of each quarter, duplicate copies of:

(i)            a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)           consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and for the portion of the fiscal year ending with such quarter, in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments that will not be material in amount or effect, and accompanied by a certificate of the chief financial officer to the foregoing effect; provided, however, that if the Company is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by the Company to such Purchaser or such Subsequent Purchaser of a Quarterly Report on Form 10-Q or any successor form within the time period prescribed by the Commission (so long as such period does not exceed a forty-five (45) day period described above) shall satisfy the requirements of this Section 6.1(b).  The consolidating balance sheet and statements of income, stockholders’ equity and cash flows required by this paragraph may be in the form contained in the notes to the financial statements included in Company’s Form 10-Q.

(c)           Annual Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, duplicate copies of:

(i)            a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)           consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

in each case setting forth in comparative form the figures for the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP, fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments, and accompanied by:

(A)          an opinion thereon of independent certified public accountants of recognized national standing, which opinion (i) shall state that such financial statements (other than consolidating statements) present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements (other than consolidating statements) has been made in accordance with generally accepted auditing standards in the United States, and that such audit provides a reasonable basis for such opinion in the circumstances, and (ii) shall not contain a “going concern” or like qualification, or any exception or other qualification arising out of the scope of the audit,

(B)           a certificate of such accountants stating that they have reviewed this Agreement and, if applicable, stating further that based upon their work performed in connection with their examination of such financial statements (other than consolidating statements), they are not aware of any Default or Event of Default specified in Section 11 or, if applicable, the corresponding section of the Agreement, or, if they are aware of any such Default or Event of Default, specifying the nature thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any such Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards), and

(C)           a certificate of the chief financial officer stating that such financial statements have been prepared in accordance with GAAP applicable to periodic financial statements generally and fairly present, in all material respects, the financial position of the companies being reported on and their results of operations and income, retained earnings and stockholders’ equity, and cash flows, provided, however, that if the Company is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by the Company to such Purchaser or such Subsequent Purchaser of an Annual Report on Form 10-K or any successor form within the time period prescribed by the Commission (so long as such period does not exceed a ninety (90) day period described above) shall satisfy the requirements of this Section 6.1(c).  The consolidating balance sheet and statements of income, stockholders’ equity and cash flows required by this paragraph may be in the form contained in the notes to the financial statements included in Company’s Form 10-K.

(d)           Chief Financial Officer Certificates.  Concurrently with the delivery of the financial statements referred to in subsections (a) through (c) of this Section 6.1, a certificate of the chief financial officer of the Company (i) stating that, to the best of such officer’s knowledge after due inquiry, each of the Company and its respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of Sections 8.2 and 8.4 of this Agreement or, if applicable, the corresponding sections of the Indenture.

(e)           Auditors’ Reports.  Promptly upon receipt thereof, copies of all (i) final reports submitted to the Company or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit and (ii) any other management letters received by the Company or its Subsidiaries.

(f)            Other Information.  Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent to its securityholders or made available generally by the Company or any of its Subsidiaries and all regular and periodic reports and all registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or any Governmental Authority succeeding to any of its functions and, promptly upon request, such additional financial and other information as any Purchasers may from time to time reasonably request.

(g)           Notice of Default or Event of Default.  Promptly, but in any event within three (3) Business Days, after any officer of the Company becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any other action with respect to a claimed Default or Event of Default, a written notice thereof specifying the nature and existence thereof and what action the Company is taking or proposes to take with respect thereto.

(h)           Additional Information to Holders of Other Indebtedness.  Prior to the first consummation of an IPO, simultaneously with the furnishing of such information to any other holder of Indebtedness of the Company or any of its Subsidiaries, (i) copies of all other financial statements, reports or projections with respect to the Company or its Subsidiaries which are broader in scope or on a more frequent basis than the Company is required to provide under this Agreement, and (ii) copies of all studies, reviews, reports or assessments relating to environmental matters that reveal circumstances, events or other matters that would reasonably be expected to have a Material Adverse Effect.

(i)            Changes to Indebtedness.  At least ten (10) days prior thereto, written notice of any proposed extension, renewal, refinancing or modification of any Indebtedness exceeding $250,000 of the Company or any of its Subsidiaries.

SECTION 7.

OTHER AFFIRMATIVE COVENANTS

The Company further covenants and agrees with each Purchaser that (i) in the case of Section 7.8, for so long as such Section applies by its terms and (ii) in the case of each other Section in this Section 7, until the principal amount of (and premium, if any, on) all the Notes, and all interest, Special Interest and other obligations hereunder in respect thereof, shall have been paid in full:

7.1.          Preservation of Corporate Existence and Franchises.  Subject to Section 8 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries if (i) the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole and (ii) the loss thereof is not reasonably likely to result in a Material Adverse Effect.

7.2.          Maintenance of Properties.  The Company will cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Company from discontinuing the operation or maintenance of any of such properties if (i) the Board determines that such discontinuance is desirable in the conduct of its business or the business of any Subsidiary and (ii) not reasonably likely to result in a Material Adverse Effect.

7.3.          Taxes.

(a)           Payment of Taxes.  The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings; provided, that appropriate reserves therefor are established in the Company’s consolidated financial statements in accordance with GAAP.

(b)           Tax Returns.  The Company and Tax Subsidiaries shall timely file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns.

(c)           Contest Provisions.  The Company shall promptly notify the Purchasers in writing upon receipt by the Company or the Tax Subsidiaries or any of their Affiliates of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Company.

(d)           Character of the Transaction.  The parties to this Agreement agree to treat the exchange of the Existing Holdings Notes for the Notes and the Financing Payment as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code with the Financing Payment being subject to tax pursuant to Section 356 of the Code.

(e)           Transfer Taxes.  The Company shall be liable for all transfer taxes arising from the issuance of the Notes.

(f)            Survival of Obligations.  The obligations of the parties set forth in this Section 7.3 shall be unconditional and absolute and shall remain in effect until the expiration of the relevant statute of limitations.

7.4.          Books, Records and Access.  The Company and its Subsidiaries will keep complete and accurate books and records of their transactions in accordance with good accounting practices on the basis of GAAP applied on a consistent basis (including the establishment and maintenance of appropriate reserves).  The Company, DFG and its Subsidiaries will provide reasonable opportunities to the Purchasers (so long as the Purchasers and their Affiliates own any Notes, Company Senior Notes and/or Holdings Note Shares), to consult with and advise management of the Company, DFG or any of its Subsidiaries, as the case may be, on significant business issues, including management’s proposed annual operating plans.  The Company, DFG and its Subsidiaries each agrees to give due consideration to the advice given and any proposals made by the Purchasers.  To the extent reasonably required in connection with any resale of the Notes and upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, subject to compliance with Applicable Laws and confidentiality obligations to third parties, give each Purchaser any sales or placement agent or underwriter participating in such resale) and their authorized representatives reasonable access during normal business hours to all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their legal advisors, accountants and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the accountants’ work papers, permit each Purchaser (and any such sales or placement agent or any underwriter) to make such copies and inspections thereof as such Purchaser may reasonably request and furnish each Purchaser (and any such sales or placement agent or underwriter) with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as such Purchaser (and any such sales or placement agent or underwriter) may from time to time reasonably request; provided, however, that no investigation or information furnished pursuant to this Section 7.4 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of the Purchasers to consummate the transactions contemplated hereby.  Any such visit will be at the expense of such Purchaser.

7.5.          Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all Applicable Laws and will obtain and maintain, and will cause each of its Subsidiaries to obtain and maintain, all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that any such non-compliance with Applicable Law or any failure to obtain or maintain such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.6.          Insurance.  The Company shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

7.7.          Offer to Repurchase Upon Change of Control.

(a)           Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or a multiple thereof) of each Holder’s Notes at an offer price in cash equal to 101% of the Current Accretion Amount thereof as of the Change of Control Payment Date, plus accrued and unpaid interest and Special Interest, if any, thereon to the Change of Control Payment Date (the “Change of Control Payment”).  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and the Company shall not be in violation of this Agreement by reason of any act required by such rule or other applicable law.

(b)           Within twenty-five (25) days following any Change of Control, the Company shall mail a notice to each Holder stating:

(i)            that the Change of Control Offer is being made pursuant to this Section 7.7 and that all Notes tendered will be accepted for payment;

(ii)           the purchase price and the purchase date, which shall be at least 30 but no more than sixty (60) days from the date on which the Company mails notice of the Change of Control (the “Change of Control Payment Date”);

(iii)          that any Notes not tendered will continue to accrue interest, Capitalized Interest, if applicable, and Special Interest, if any;

(iv)          that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest, Capitalized Interest, if applicable, and Special Interest, if any, after the Change of Control Payment Date;

(v)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Company or its designated agent for such purpose, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)          that Holders will be entitled to withdraw their election if the Company or its designated agent for such purpose, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(vii)         that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or a multiple thereof.

(c)           On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) set aside an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered.  The Company shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Company shall promptly execute and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount equal to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or a multiple thereof.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)           The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in this Section 7.7 and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

7.8.          Board Representation.  So long as (A) with respect to the GSMP Directors and a Non-Voting Observer appointed by GS Mezzanine, the GSMP Purchasers and their Affiliates own any Notes, Company Senior Notes and/or Holdings Note Shares and (B) with respect to a Non-Voting Observer appointed by Ares, Ares and its Affiliates owns any Notes, Company Senior Notes and/or any Holdings Note Shares:

(a)           The Company shall cause, (i) at the request of GS Mezzanine, the election or appointment of two persons, who may be a partner, managing director, officer or employee of Goldman, Sachs & Co. or The Goldman Sachs Group, L.P., as directors of the Company (the “GSMP Directors”), (ii) at the request of Ares, the selection of one person, who may be a partner, managing director, officer or employee of Ares, as a non-voting observer (a “Non-Voting Observer”) to each of the Related Boards and (iii) at the request of GS Mezzanine, the selection of one person, who may be a partner, managing director, officer or employee of Goldman, Sachs & Co. or The Goldman Sachs Group, L.P. and who may also serve as a GSMP Director on the Board, as a Non-Voting Observer to any Related Board or a Committee thereof on which no GSMP Director shall serve at the time of such selection; it being understood that (A) GS Mezzanine may from time to time change the designations of such GSMP Directors and a Non-Voting Observer appointed by it and (B) Ares may from time to time change the designations of a Non-Voting Observer appointed by it.  The Company shall ensure that (i) no person serving as the GSMP Director may be removed as a Director other than for cause or by GS Mezzanine and (ii) any such person shall be removed as a Director at the request of GS Mezzanine.  In the event of a vacancy caused by the resignation or other cessation of service of any GSMP Director or Non-Voting Observer from any Related Board, upon nomination by GS Mezzanine, or Ares, as the case may be, the Company shall cause the appointment of a new GSMP Director or Non-Voting Observer nominated by GS Mezzanine or Ares, as the case may be, at least seven (7) days prior to the date of the next regular or special meeting of such Related Board.  Any Non-Voting Observer shall be permitted to attend meetings of each of the Related Boards or each such other board or committee in person or telephonically, at the option of the Non-Voting Observer.  The GSMP Directors, to the extent they meet all legal and securities exchange or NASDAQ requirements, as applicable, shall be members of such Committees of the Board, as they may request.  The number of directors on each Related Board, shall not exceed seven.

(b)           Each Non-Voting Observer shall be entitled to be present at all meetings of each Related Board and each committee of each Related Board and such observer shall be notified of any meeting of any such board of directors or committee, including such meeting’s time and place, in the same manner as directors of the Company, DFG or any of their respective Subsidiaries, as applicable, and shall have the same access to information (including any copies of all materials distributed to members of the Related Boards or committees thereof) concerning the business and operations of the Company, DFG or such Subsidiary, as applicable, and at the same time as directors of the Company, DFG or such Subsidiaries, as applicable, and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, such board of directors or committee without voting; provided, however, that the Company, DFG and any of their respective Subsidiaries, shall not be under any obligation to take any action with respect to any proposals made or advice furnished to it by any Non-Voting Observer, other than to take such proposals or advice seriously and to give due consideration thereto.  Each Non-Voting Observer shall have a duty of confidentiality to the Company, DFG or their respective Subsidiaries, as applicable, comparable to the duty of confidentiality of a director of the Company, DFG or such Subsidiary.

(c)           At all times after an IPO, the Company shall cause to be maintained directors’ and officers’ liability insurance covering all directors (including the GSMP Directors) and officers of the Company and covering each Non-Voting Observer (regardless of whether such insurance shall be obtained prior to an IPO or after an IPO) (i) to the same extent as that maintained for all other Directors, the directors of DFG or the directors of any Subsidiary of the Company or DFG, as applicable and (ii) on terms no less favorable than the coverage provided for in such Company’s, DFG’s or Subsidiaries’ directors’, officers’ and corporate liability insurance then so maintained, including coverage, in each case, in an amount of at least $10,000,000.

(d)           The Company, DFG and any of their respective Subsidiaries, jointly and severally, shall indemnify and hold harmless, to the fullest extent permitted under the Applicable Law, the GSMP Directors and each Non-Voting Observer to the same extent as all other Directors, directors of DFG and any Subsidiary of the Company or DFG, as applicable, and on terms no less favorable than under the Company’s, DFG’s or any Subsidiary’s certificate of incorporation and by-laws (or the equivalent thereof) on the date hereof.  The Company shall reimburse the GSMP Directors and each Non-Voting Observer for all their respective out-of-pocket expenses incurred in connection with the performance of their duties on each Related Board.

(e)           So long as the Purchasers shall be entitled to exercise their rights pursuant to this Section 7.8, the Company, DFG and each of their respective Subsidiaries, each shall hold at least one meeting (each a “Quarterly Meeting”) of their respective Boards of Directors on a date during each fiscal quarter.  Within a reasonable time after each Quarterly Meeting, the Company, DFG or respective Subsidiary, as applicable, shall cause minutes of such Quarterly Meeting to be delivered to the directors of such board of directors.

(f)            Each of the Company, DFG and their respective Subsidiaries will notify each GSMP Director and each Non-Voting Observer of each meeting of their respective boards of directors reasonably in advance of, and in any event, at least ten (10) Business Days prior to, any such meeting, unless such meeting is convened to address an emergency matter requiring immediate attention of the Board or any other Related Board, as the case may be, in which case the notice of such meeting may be given within the time period provided for such notices in the by-laws of the Company, DFG or any of their respective Subsidiaries, as applicable (but in no event less than 48 hours prior to such meeting).

7.9.          Offer to Purchase by Application of Excess Proceeds.

(a)           In the event that, pursuant to Section 8.5 hereof, the Company shall be required to commence an offer to all Holders of Notes and all holders of Company Senior Notes to purchase Notes and Company Senior Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 7.9.  Each Asset Sale Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes and Company Senior Notes required to be purchased pursuant to Section 8.5 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes and Company Senior Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(b)           If the Purchase Date is on or after November 15, 2008 and on or after a Regular Record Date and on or before the next succeeding Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no Special Interest shall be payable to the Holders of Notes tendered and purchased pursuant to the Asset Sale Offer.

(c)           Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)            that the Asset Sale Offer is being made pursuant to this Section 7.9 and Section 8.5 hereof to Holders of Notes and holders of Company Senior Notes and the length of time the Asset Sale Offer shall remain open;

(ii)           the Offer Amount, the purchase price and the Purchase Date;

(iii)          that any Note not tendered or accepted for payment shall continue to accrue interest, Capitalized Interest, if applicable, and Special Interest, if any;

(iv)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest, Capitalized Interest, if applicable, and Special Interest, if any, after the Purchase Date;

(v)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(vi)          that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed to the Company at the address specified in the notice at least three (3) Business Days before the Purchase Date;

(vii)         that Holders shall be entitled to withdraw their election if the Company receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)        that, if the aggregate principal amount of Notes surrendered by Holders and Company Senior Notes surrendered by holders thereof collectively exceeds the Offer Amount, the Company shall select the Notes and Company Senior Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes and Company Senior Notes in denominations of $1,000, or multiples thereof, shall be purchased); and

(ix)           that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)           On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes and Company Senior Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and Company Senior Notes tendered, and shall deliver to the Holders an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 7.9.  The Company shall promptly (but in any case not later than five (5) days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note and deliver it to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

7.10.        Further Assurances.  The Company shall, upon the request of the Holders, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Agreement.

SECTION 8.

NEGATIVE COVENANTS

The Company hereby covenants and agrees with each Purchaser that until the principal amount of (and premium, if any, on) all the Notes, and all interest, Special Interest and other obligations hereunder in respect thereof, shall have been paid in full:

8.1.          Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes or this Agreement, and the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchasers, but shall suffer and permit the execution of every such power as though no such law has been enacted.

8.2.          Restricted Payments.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company), (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company, (c) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except, in the case of any such Indebtedness other than Earn-out Obligations, at final maturity thereof or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”); provided, however, that the foregoing provisions shall not prohibit (i) any repurchase, redemption or other acquisition or retirement for value by the Company of any Equity Interests of the Company, DFG or any Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period plus the aggregate cash proceeds received by the Company or any Subsidiary during such twelve-month period from any reissuance of Equity Interests by the Company or any Subsidiary to members of management of the Company and its Subsidiaries plus any proceeds received during such twelve-month period under key man insurance policies with respect to such members of management, (ii) redemption or repurchase of the Holdings Note Shares and/or the Subscription Shares pursuant to the exercise of the Put Option and (iii) any payment, when due, of Earn-out Obligations; provided that, so long as the Purchasers own any Notes, the aggregate amount of such payments shall not exceed $1,000,000 in any twelve-month period.

8.3.          Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of this Agreement, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of this Agreement, (ii) the Credit Agreement as in effect as of the date of this Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings (x) are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of this Agreement and (y) contain no restrictions on the ability of (I) DFG to pay dividends or make distributions in an amount sufficient to enable the Company to make payments of interest on the Notes as they become due in cash or (II) the Company to make such payments, (iii)(x) the DFG Senior Notes and the DFG Senior Notes Indenture as in effect on the date of this Agreement, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Indebtedness as in effect on the date of this Agreement, (y) this Agreement and the Notes and (z) the Company Senior Notes and the Company Senior Note Exchange Agreement as in effect on the date of this Agreement, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof; provided, however, that such amendments, modifications, restatements, renewals, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Indebtedness as in effect on the date of this Agreement (iv) applicable law, (v) by reason of customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (vii) an agreement for the sale or other disposition of all or substantially all of the Equity Interests or assets of a Subsidiary of the Company otherwise permitted by this Agreement that restricts distributions or dispositions of assets by such Subsidiary pending the sale or disposition, (viii) provisions with respect to the disposition or distribution of funds or other property in partnership, joint venture and other similar agreements entered into in the ordinary course of business, (ix) Liens securing Indebtedness otherwise permitted to be Incurred pursuant to the provisions of this Section 8.3 that limit the right of the Company or any of its Subsidiaries to dispose of the asset or assets subject to such Lien, (x) to the extent not permitted by the proviso to clause (i) above, Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced or (xi) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was created or such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred.

8.4.          Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and DFG may incur Indebtedness (including Acquired Debt), and the Guarantors may guarantee such Indebtedness of DFG, and the Company and DFG may issue shares of Disqualified Stock, if (i) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued (in either case, the “Incurrence Date”) would have been at least 1.5 to 1 and (ii) the ratio (the “Debt Ratio”) of (A) the aggregate principal amount of consolidated Indebtedness of the Company and its Subsidiaries outstanding as of the date of the Company’s most recently ended fiscal quarter for which internal financial statements are available immediately preceding the Incurrence Date to (B) the Consolidated Cash Flow of the Company for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Incurrence Date would have been less than 5.0 to 1; provided, however, that for the purposes of calculating the aggregate principal amount of consolidated Indebtedness of the Company and its Subsidiaries as of any date (i) the aggregate principal amount of the outstanding Notes as of such date shall be deemed to be the principal amount thereof as of such date and (ii) the aggregate principal amount of the Indebtedness outstanding under any revolving credit facility as of such date shall be deemed to be the daily average amounts outstanding thereunder during the three months ending on such date.  Each of the foregoing ratios shall be calculated on a pro forma basis giving effect to (i)(A) the incurrence of the Indebtedness or issuance of the Disqualified Stock giving rise to such calculation, (B) any other incurrence of Indebtedness (other than revolving credit borrowings) or issuance of Disqualified Stock subsequent to the commencement of the four-quarter reference period and (C) in each such case, the application of the net proceeds therefrom as if such incurrence, issuance and application had occurred at the beginning of the four-quarter reference period and (ii) any acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during such four-quarter reference period or subsequent thereto and prior to the Calculation Date as if they occurred on the first day of such four-quarter reference period.  In addition, the Consolidated Cash Flow for any such four-quarter reference period shall be calculated (i) to include the Consolidated Cash Flow of the acquired entities (adjusted to include any expense or cost reductions for which pro forma treatment would be permitted under Article 11 of Regulation S-X promulgated under the Securities Act as of the date of this Agreement), (ii) without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and (iii) to exclude the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and to operations or businesses disposed of prior to the Calculation Date.  In calculating the Fixed Charges as of any Calculation Date, the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and to operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

(b)           The foregoing provisions shall not apply to (i) the incurrence by DFG (and Guarantees thereof by the Company and the Guarantors) of Indebtedness for working capital purposes and letters of credit pursuant to the Credit Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) in an aggregate principal amount not to exceed as of any date of incurrence the lesser of (1) $55,000,000, minus the amount of any permanent reduction in the amount of borrowings permitted thereunder in accordance with the terms thereof, and (2) the amount of the Borrowing Base, (ii) the incurrence by DFG (and Guarantees thereof by the Company and the Guarantors) of the Indebtedness represented by (1) DFG Senior Notes issued on the Closing Date in the aggregate principal amount not to exceed $220,000,000 and (2) DFG Senior Notes issued after the Closing Date pursuant to the DFG Senior Notes Indenture so long as the Net Proceeds of such issuances are used, substantially contemporaneously with such issuances, solely to redeem the Notes and the Company Senior Notes in compliance with the voluntary redemption provisions of this Agreement and the Company Senior Note Exchange Agreement, (iii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness, (iv) the incurrence by the Company and its Subsidiaries of the Indebtedness represented by the Notes and the Company Senior Notes, (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, (vi) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by this Agreement to be incurred, (vii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding, or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation, (ix) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10,000,000, (x) the incurrence by the Company or any of its Subsidiaries of Earn-out Obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding and (xi) the Incurrence by a Receivables Subsidiary of Indebtedness in connection with a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to DFG or any of its Subsidiaries or any of their respective assets and that is not Guaranteed by DFG or any of its Subsidiaries.

(c)           Notwithstanding any provision contained in this Section 8.4 to the contrary, after the Closing Date, neither the Company shall, nor shall it permit any of its Subsidiaries to, incur any Indebtedness to LGP (other than (i) as a Purchaser and (ii) solely as a counterparty to any Hedging Obligation) unless such Indebtedness constitutes Subordinated Indebtedness.

(d)           The Company shall not incur any Indebtedness which by its terms is both (i) subordinate in right of payment to any Senior Indebtedness and (ii) senior in right of payment to the Notes (it being understood that Indebtedness shall not be deemed subordinate in right of payment to other Indebtedness solely by reason of such other Indebtedness having the benefit of a security interest in property of the Company).

(e)           For purposes of determining compliance with this Section 8.4, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (ix) of paragraph (b) of this Section 8.4, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 8.4 and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to Section 8.4(a), and may re-classify any such item of Indebtedness from time to time among such clauses or the first paragraph of this Section 8.4, so long as such item meets the applicable criteria for such category.  Accrual of interest, accretion of accreted value and issuance of securities paid-in-kind shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.4.

8.5.          Asset Sales.

(a)           The Company shall not, and shall not permit any of its Subsidiaries to (i) sell, lease, convey or otherwise dispose of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole shall be governed by the provisions of Section 7.1 and/or 8.11 hereof and not by the provisions of this Section 8.5) or (ii) issue or sell Equity Interests of any of the Company’s Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (A) that have a fair market value in excess of $1,000,000 or (B) for Net Proceeds in excess of $1,000,000 (each of the foregoing, an “Asset Sale”), unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Holders) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Company or such Subsidiary from further liability and (B) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.  Notwithstanding the foregoing, Asset Sales shall not be deemed to include (i) a transfer of assets by the Company to a Wholly Owned Subsidiary, or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary, (ii) the issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to a Wholly Owned Subsidiary, (iii) a Restricted Payment or Permitted Investment that is permitted by the provisions of Section 8.2 hereof, (iv) the creation of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens, (v) the sale of accounts receivable pursuant to a Qualified Receivables Transaction and (vi) any disposition of Cash Equivalents.

(b)           Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Subsidiary may apply such Net Proceeds (i) to permanently reduce Indebtedness ranking, actually or structurally, senior to or pari passu with the Notes (and to correspondingly reduce commitments with respect thereto) or (ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company was engaged in on the date of this Agreement.  Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company shall make an Asset Sale Offer pursuant to Section 7.9 hereof to all Holders of the Notes and all holders of the Company Senior Notes to purchase the maximum principal amount of Notes and Company Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in Section 7.9 hereof.  To the extent that the aggregate principal amount of the Notes and the Company Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes.  If the aggregate principal amount of the Notes and the Company Senior Notes surrendered by Holders of Notes and holders of Company Senior Notes, respectively, collectively exceeds the amount of Excess Proceeds, the Company shall select the Notes and the Company Senior Notes to be purchased on a pro rata basis.  Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

8.6.          Transactions with Affiliates.  The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Holders (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the following shall not be deemed to be Affiliate Transactions (i) the payment of Earn-out Obligations pursuant to agreements entered into at such time as the recipient of such payments was not an Affiliate of the Company or such Subsidiary, (ii) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (iii) transactions between or among the Company and/or its Subsidiaries, (iv) Restricted Payments and Permitted Investments that are permitted by the provisions of Section 8.2 hereof, (v) the payment of the fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the Transactions that shall not exceed $13,000,000 and shall be reasonably consistent with the schedule of fees provided by the Company to the Purchasers prior to the Closing Date, (vi) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors and employees of the Company or any Subsidiary of the Company, (vii) the payment of fees and other amounts payable by the Company and its Subsidiaries under the Management Services Agreement (or any agreement extending or replacing the Management Services Agreement which contains the same terms with respect to fees and other terms no less favorable to the Company and its Subsidiaries) and (viii) the performance of any of the Financing Documents as in effect as of the date of this Agreement or any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect).  Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall pay any fees to Leonard Green & Partners, L.P. or any of its Affiliates (collectively “LGP”): (1) on any date other than any Interest Payment Date on which the entire interest due on the Notes on such Interest Payment Date is paid in cash; (2) if a Default or an Event of Default is then continuing or may result from such payment; or (3) in the amount on any Interest Payment Date on which payment of such fees is permitted pursuant to clauses (1) and (2) above in excess of $500,000 plus any amounts available for such payments, but not paid, on prior Interest Payment Dates solely by reason of clauses (1) and/or (2) above; provided, that in no event shall the aggregate amount of all such fees paid to LGP from the Closing Date through and including November 15, 2008 exceed $5,000,000.

8.7.          Limitation on Liens.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, other than Permitted Liens.

8.8.          Limitation on Issuances and Sales of Capital Stock of Subsidiaries.  The Company (a) shall not, and shall not permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is (x) made pursuant to clause (viii) of the definition of the “Permitted Investments” or (y) of all the Capital Stock of such Subsidiary and (ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of Section 8.5 hereof (without regard, in the case of the foregoing clause (i)(x), to the provisions of Section 8.5(b)(ii)); provided, however, that this clause (a) shall not apply to any pledge of Capital Stock of any Subsidiary of the Company securing Indebtedness under the Credit Agreement and (b) shall not permit any Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

8.9.          Sale and Leaseback Transactions.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that the Company or DFG may enter into a sale and leaseback transaction if (a) the Company or DFG could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio and Debt Ratio tests set forth in Section 8.4(a) hereof and (ii) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 8.7 hereof, (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the provisions of Section 8.5 hereof.

8.10.        Payments for Consents.  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

8.11.        Merger, Consolidation, or Sale of Assets.  The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole in one or more related transactions, to any other Person unless (a)(i) the Company is the surviving corporation or (ii) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the entity or Person described in this clause (ii), the “Successor Company”) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the Successor Company assumes all the obligations of the Company under the Notes and this Agreement pursuant an amendment or supplement to this Agreement and each other instrument, document or agreement entered into by the Company in connection therewith, in each case in a form reasonably satisfactory to the Required Holders, (c) immediately after such transaction no Default or Event of Default exists and (d) the Company or the Successor Company (i) will have Consolidated Net Worth immediately after the transaction equal to or greater than the

Consolidated Net Worth of the Company immediately preceding the transaction and (ii) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio and Debt Ratio tests set forth in Section 8.4(a) hereof.

8.12.        Successor Company Substituted.  Upon any consolidation of the Company with, or merger of the Company into, any other Person or any transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole in one or more related transactions in accordance with Section 8.11, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the Notes with the same effect as if such Successor Company had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under this Agreement and the Notes.

SECTION 9.

PROVISIONS RELATING TO RESALES OF SECURITIES

9.1.          Private Offerings.  The Company and the Purchasers agree that the following provisions will apply to any Private Offerings and, in the case of Section 9.16, any resales of the Exchange Notes:

(a)           Offers and Sales only to Institutional Accredited Investors or Qualified Institutional Buyers.  Offers and sales of the Securities will be made only by the Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made.  Each such offer or sale shall only be made (i) to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers, (ii) to a limited number of other institutional accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors (“Institutional Accredited Investors”) or (iii) non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the Securities Act.

(b)           No General Solicitation.  The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States and no directed selling efforts (as defined in Regulation S) will be made outside the United States in connection with the offering of the Securities.

(c)           Purchases by Non-Bank Fiduciaries.  In the case of a non-bank Subsequent Purchaser of a Securities acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to Section 9.1, each third party shall, in the judgment of the applicable Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.

(d)           Restrictions on Transfer.  Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Securities (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Notes) shall bear such legend as is required under Section 10.4 of this Agreement.

(e)           No Future Liability.  Following the sale of the Securities by the Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Securities previously sold by the Purchaser in compliance with this Section 9.1.

9.2.          Offering Memorandum.

(a)           At the request of the Required Holders at any time after the Closing Date, in order to facilitate the consummation of a Private Offering or any resales by the Purchasers of the Exchange Notes following the completion of the Exchange Offer, the Company will prepare and deliver to each Purchaser copies of an Offering Memorandum describing the terms of the Securities or Exchange Notes proposed to be sold and of the Offering contemplated by such resales and containing such other information customarily included in offering memoranda for similar transactions.  The Offering Memorandum for any Offering will not, as of its date and as of the closing of such Offering, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Purchaser expressly for use in the Offering Memorandum.  Without limiting the foregoing, the Offering Memorandum for any Offering will contain all the information specified in, and meeting the requirements of, subsection (d)(4) of Rule 144A and all other applicable regulations.  The Company will not distribute any offering material in connection with any offering and sale of the Securities or Exchange Notes other than the Offering Memorandum or any other offering material required or permitted to be distributed by the Commission.

(b)           Prior to distributing, amending or supplementing the Offering Memorandum (including any amendment or supplement effected through incorporation by reference of any report under the Exchange Act) in connection with any Offering, the Company shall furnish to the Purchasers for review and comments a copy of each such proposed Offering Memorandum, or amendment or supplement thereto, and the Company shall not distribute, use or file the Offering Memorandum or any such proposed amendment or supplement to which any Purchaser selling Securities or Exchange Notes pursuant to such Offering Memorandum (each, a “Selling Purchaser”) may object.

(c)           The Offering Memorandum for any Offering as delivered from time to time shall contain all information that is required to be included in such Offering Memorandum by the Commission and that is customarily included in offering materials of such type.

9.3.          Amendments and Supplements to the Offering Memorandum.  If, prior to the completion of the sale of the Securities or Exchange Notes by the Purchasers to the Subsequent Purchasers (as evidenced by a notice in writing from the Purchasers to the Company) in any Offering, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the related Offering Memorandum in order to make the statements therein not contain a misstatement of a material fact or an omission of a material fact required to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a Selling Purchaser or a Subsequent Purchaser and at the closing of the sales of the Securities or Exchange Notes covered thereby, not misleading or if, in the opinion of the Selling Purchasers or counsel for the Selling Purchasers, it is otherwise necessary to amend or supplement the Offering Memorandum to comply with Applicable Law, then the Company agrees to promptly prepare (subject to Section 9.2 hereof), and furnish at its own expense to the Selling Purchasers, amendments or supplements to the Offering Memorandum so that the statements in the Offering Memorandum as so amended or supplemented will not contain a misstatement of a material fact or an omission of a material fact required to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a Selling Purchaser or a Subsequent Purchaser and at the closing of the sales of such Securities or Exchange Notes, not misleading or so that the Offering Memorandum, as amended or supplemented, will comply with Applicable Law.

Following the consummation of the Exchange Offer or the effectiveness of an applicable shelf registration statement with respect to the Securities and during the period that the registration statement relating to the Exchange Offer and/or the shelf registration statement is required to remain effective pursuant to Section 2(a) and/or 2(b), as applicable, of the Exchange and Registration Rights Agreement if, in the judgment of any Purchaser, such Purchaser is required to deliver a prospectus in connection with sales of such securities, the Company agrees (A) to periodically amend the applicable registration statement so that the information contained therein complies with the requirements of Section 10(a) of the Securities Act, (B) to amend the applicable registration statement or amend or supplement the related prospectus or the documents incorporated therein when necessary to reflect any material changes in the information provided therein so that the registration statement and the prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be included or necessary in order to make the statements therein, in the light of the circumstances existing as of the date the prospectus is so delivered, not misleading and (C) to provide such Purchaser with copies of each amendment or supplement filed and such other documents as such Purchaser may reasonably request.

The Company hereby expressly acknowledges the indemnification and contribution provisions of Sections 13.2 and 13.3 hereof are specifically applicable and relate to each Offering Memorandum and registration statement prepared pursuant to Section 9.2 and this Section 9.3.

9.4.          Copies of the Offering Memorandum.  The Company agrees to furnish to the Selling Purchasers, without charge, as many copies of the Offering Memorandum in connection with any Offering and any amendments and supplements thereto as they may reasonably request.

9.5.          Blue Sky Compliance.  In connection with any public or private distribution of the Securities or Exchange Notes, the Company shall cooperate with the Selling Purchasers and counsel for the Selling Purchasers to qualify or register the Securities or Exchange Notes, as applicable, for sale under (or to obtain exemptions from the application of) the Blue Sky or state securities laws of those jurisdictions designated by the Selling Purchasers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities or Exchange Notes, as applicable.  The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not then qualified or to taxation as a foreign corporation.  The Company will advise the Selling Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities or Exchange Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall, with the cooperation of the Selling Purchasers, use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

9.6.          Ratings of the Notes.  In connection with any Offering of (a) the Notes pursuant to the Demand Registration Statement or the Shelf Registration Statement, (b) the Notes pursuant to any Offering pursuant to Rule 144A in which a rating is customarily obtained or (c) the Exchange Notes, the Company shall, at the Company’s expense, if so requested by the Purchasers, take all reasonable action necessary to enable S&P and Moody’s to provide their respective credit ratings of the Notes or the Exchange Notes.

9.7.          The Depositary.  The Company will cooperate with the Purchasers and use its best efforts to permit the Notes or Exchange Notes, when issued, to be eligible for clearance and settlement through the facilities of the Depositary.

9.8.          Additional Company Information.  For the benefit of holders and beneficial owners from time to time of Securities or Exchange Notes, the Company shall, upon the request of any such holder, furnish, at its expense, to holders and beneficial owners of Securities or Exchange Notes and prospective purchasers of such securities information (“Additional Company Information”) satisfying the requirements of subsection (d)(4) of Rule 144A.

9.9.          Agreement Not to Offer or Sell Additional Securities.  During the period of ninety (90) days following the later of (a) the date of the Offering Memorandum in connection with any Offering pursuant to the Exchange Offer Registration Statement, Demand Registration Statement, Shelf Registration Statement, or any Offering of Securities for an aggregate purchase price of at least $25,000,000 pursuant to Rule 144A in which the application of this Section 9.9 is necessary in the judgment of a sales agent and (b) the date of the consummation of such Offering, the Company will not, without the prior written consent of the Selling Purchasers (which consent may be withheld at the sole discretion of the Selling Purchasers), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than as contemplated by this Agreement and other than to register the Exchange Notes) or, in the case of any Offering of Holdings Notes Shares or Subscription Shares, any Capital Stock of the Company.

9.10.        Exchange and Registration Rights Agreement.  The Company shall comply with all provisions and obligations of the Exchange and Registration Rights Agreement and shall comply with all applicable federal and state securities laws in connection therewith.

9.11.        No Integration.  The Company agrees that it will not and (to the extent within its control) it will cause its Affiliates not to make any offer or sale of securities of any class of the Company if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (a) the sale of the Securities by the Company to the Purchasers, (b) the resale of Securities or Exchange Notes by the Purchasers to Subsequent Purchasers or (c) the resale of Securities or Exchange Notes by such Subsequent Purchasers to others) any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or Regulation S thereunder or otherwise.

9.12.        Restriction on Repurchases.  Until the expiration of two years after the original issuance of the Notes, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any shares of Class A Common Stock or any Notes or Exchange Notes which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise unless, immediately upon any such purchase, the Company or any Affiliate shall cause such Shares, Notes or Exchange Notes to be canceled or shall not resell such Notes until the expiration of such period.

9.13.        DTC Agreement.  The Company will, promptly following the request of and with the cooperation of the Required Holders, use its best efforts to cause the Notes or Exchange Notes to be registered in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”) pursuant to an agreement among the Company and the Depositary in the form then required by the Depositary.

9.14.        PORTAL.  The Company will, promptly following the request of and with the cooperation of the holders of a majority of the aggregate principal amount of the Notes and Exchange Notes, use its best efforts to cause the Notes and Exchange Notes to be eligible for the National Association of Securities Dealers, Inc. PORTAL market (the “PORTAL Market”).

9.15.        Form D.  The Company will file with the Commission, not later than fifteen (15) days after each Closing Date, five copies of a notice on Form D under the Securities Act (one of which will be manually signed by a person duly authorized by the Company) with respect to the Securities, will otherwise comply with the requirements of Rule 503 under the Securities Act, and will furnish promptly to the Purchasers evidence of each such required timely filing (including a copy thereof).

9.16.        Syndication.

(a)           At any time after the Closing Date, the Company will, if reasonably requested by the Required Holders, assist the Purchasers in completing any private resale by the Purchasers of the Securities or any public resale by the Purchasers of the Exchange Notes or any portion thereof (including any such resales of the Securities pursuant to any Offering and any resales of the Exchange Notes following the completion of the Exchange Offer) in accordance with the Purchasers’ intended method of distribution.  Such assistance may, in each case, include the following:

(i)            the Company’s using commercially reasonable efforts to ensure that the distribution efforts benefit materially from the Company’s existing lending relationships;

(ii)           direct contact between the Company’s senior management and advisors and prospective purchasers;

(iii)          responding to reasonable inquiries of, and providing answers to, each prospective purchaser who so requests concerning the Company and its Subsidiaries (to the extent such information is available or can be acquired and made available to prospective purchasers without unreasonable effort or expense and to the extent the provision thereof is not prohibited by Applicable Law or applicable confidentiality restrictions) and the terms and conditions of the applicable distribution;

(iv)          if requested by the Required Holders in connection with any Offering, (A) preparing an Offering Memorandum to the extent required by Sections 9.2 and 9.3 and other materials to be used in connection with the distribution (including assistance in completion of the Purchasers’, any sales or placement agent’s, if any, or in the case of an underwritten offering, the lead managers’ and co-managers’ reasonable due diligence review of the Company and its Subsidiaries as an aid to such preparation) and (B) complying with the procedures set forth in Section 6(d) of the Exchange and Registration Rights Agreement (other than registration under the Securities Act of the Securities or Exchange Notes being distributed) that would be applicable to such Offering if such Offering were being made pursuant to a Shelf Registration Statement;

(v)           hosting of one or more meetings of prospective purchasers; and

(vi)          promptly preparing and providing to the Purchasers (or any sales or placement agent therefor and any underwriter thereof) all information with respect to the Company, including projections, as the Purchasers (or any sales or placement agent therefor and any underwriter thereof) may reasonably request.  Any such projections that will so be made available to the Purchasers (or each placement or sales agent, if any, therefor and each underwriter, if any, thereof) by the Company or any of its representatives will be prepared in good faith based upon reasonable assumptions; provided, however, that in no event shall the Company be required to give any representations or warranties with respect to such projections.

(b)           The Company will allow the Required Holders (or any sales or placement agent therefor or, in the case of an underwritten offering, the lead manager and co-managers thereof, in each case, as may be selected by the Purchasers and is reasonably acceptable to the Company), in consultation with the Company, to manage all aspects of the distribution, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitment will be accepted, which institutions will participate, the allocations of the commitments among the prospective purchasers and the amount and distribution of fees among the prospective purchasers.

9.17.        Exchange Right.  Upon the request of the Required Holders at any time or from time to time, the Company will (a) exchange all or any portion (pro rata among all the Holders) of the outstanding Notes for any other evidences of indebtedness or debt securities of the Company (“Replacement Notes”) in the same aggregate principal amount as the then principal amount of the Notes being exchanged and (b) enter into any such agreements, whether in the form of an amendment hereto or to any other Financing Document, an indenture, a note purchase agreement or otherwise (the “New Documents”) as the Purchaser shall deem necessary or desirable in connection with a resale of the Notes, whether as a private placement, registered public offering or otherwise.  The Replacement Notes will have identical terms as the Notes for which they are exchanged except for any changes to the relative ranking, interest rate or yield for such Replacement Notes which shall be approved by all the Holders; provided, however, that the aggregate principal amount of all Notes and Replacement Notes outstanding and the aggregate cash interest and premium expense to the Company of all Notes and Replacement Notes outstanding after giving effect to any such exchange shall not exceed such principal amount or cash interest and premium expense of the Notes and any Replacement Notes outstanding immediately before such exchange.  Each Replacement Note shall be subject to the requirements of Sections 10.6 and 10.7 hereof or, if applicable, the corresponding section of the Indenture.  Notwithstanding the foregoing, the New Documents will (a) contain such additional terms and provisions as are customarily contained in such documents governing the issuance of debt, including provisions governing the rights of indenture trustees and/or administrative agents and bank set-off and sharing provisions, as applicable, and such other additional terms and provisions as are reasonably requested by the Purchasers in order to effectuate the resale of the Replacement Notes and (b) be in such form and will contain such terms and provisions as are necessary to comply with all Applicable Laws, including in the case of an indenture the TIA.  All Notes and Replacement Notes will vote together as one series on all matters requiring the vote of the Notes or Replacement Notes except for matters affecting one series of Notes or Replacement Notes and not affecting another series of Notes or Replacement Notes.  Unless the context otherwise requires, all references to the Notes herein includes the Replacement Notes and all references to the Purchasers herein includes any trustee for any indenture pursuant to which the Replacement Notes are issued.

SECTION 10.

THE NOTES

10.1.        Form and Execution.  The Notes shall be in the form of Exhibit A hereto.  The Notes shall be executed on behalf of the Company by its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries.  The signature of any of these officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

10.2.        Terms of the Notes.  The terms of the Notes shall be as set forth in Exhibit A.  Without limiting the foregoing:

(a)           Stated Maturity.  The Stated Maturity of the Notes shall be:  May 15, 2012.

(b)           Interest.  The Notes will bear interest and Special Interest, if any, on their principal amount and overdue interest and Special Interest as provided in Exhibit A.

(c)           References to Principal and Default Amount.  Whenever any provision of this Agreement or any Note refers to payments of or on “the principal of (or Default Amount in respect thereof)” or words to a similar effect, such reference shall be deemed to refer to (i) in the case of any redemption or repurchase of the Notes, the Current Accretion Amount, (ii) in the case of any declaration of the Notes to be due and payable (other than by a redemption or repurchase), the Default Amount of the Notes and (iii) in any other case, the principal amount of the Notes.

10.3.        Denominations.  The Notes shall be issuable only in registered form without coupons and only in denominations of U.S. $1,000 and any multiple thereof.

10.4.        Form of Legend for the Notes.  Unless otherwise permitted by Section 10.7, every Note issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS.  SUCH SHARES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE EXCHANGE AGREEMENT, DATED AS OF NOVEMBER 13, 2003, BETWEEN DFG HOLDINGS, INC., GS MEZZANINE PARTNERS, L.P., GS MEZZANINE PARTNERS OFFSHORE, L.P., STONE STREET FUND 1998, L.P., BRIDGE STREET FUND 1998, L.P., ARES LEVERAGED INVESTMENT FUND, L.P., AND ARES LEVERAGED INVESTMENT FUND II, L.P.  A COPY OF SUCH NOTE EXCHANGE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

10.5.        Payments and Computations.  All payments of interest on the Notes shall be paid to the persons in whose names such Notes are registered on the Security Register at the close of business on the Regular Record Date and all payments of principal on the Notes shall be paid to the persons in whose names such Notes are registered at Maturity.  The principal of (or Default Amount in respect thereof) and any premium on any Note shall be payable only against surrender therefor, while payments of interest on Notes shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the Security Register (or, in the case of a Holder holding not less than $1,000,000 aggregate principal amount of Notes, by wire transfer to such account as such Holder shall designate by written instructions received by the Company no less than fifteen (15) days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Holder otherwise notifies the Company or such Holder no longer is the registered owner of such Note or Notes).

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

10.6.        Registration, Registration of Transfer and Exchange.

(a)           Security Register.  The Company shall maintain a register (the “Security Register”) for the registration or transfer of the Notes.  The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Holder.  There shall be no more than one Holder for each Note, including all beneficial interests therein.  The Company shall also enter in the Security Register the amount of any Capitalized Interest added to the principal amount of the Note on any Interest Accrual Date but failure to do so shall not affect the accrual or the enforceability of a claim with respect to such Capitalized Interest.

(b)           Registration of Transfer.  Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount.

(c)           Exchange.  At the option of the Holder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

(d)           Effect of Registration of Transfer or Exchange.  All Notes issued upon any registration of transfer of exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(e)           Requirements; Charges.  Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or his attorney duly authorized in writing.  No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 8.11 not involving any transfer.

(f)            Certain Limitations.  If the Notes are to be redeemed in part, the Company shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business fifteen (15) days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 12.2 and ending at the close of business on the day of such mailing or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

10.7.        Transfer Restrictions.

(a)           No Note may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a “sale”), except (i) upon consummation of the Exchange Offer, (ii) upon registration of the resales of the Notes as contemplated by the Exchange and Registration Rights Agreements or (iii) in compliance with this Section 10.7.  A pledge by any Holder of a Note shall not constitute a sale unless and until such pledge is realized upon.

(b)           A Holder may sell Notes to a transferee that is an Accredited Investor or a Qualified Institutional Buyer; provided, however, that each of the following conditions is satisfied:

(i)            such Holder or transferee represents that it is acquiring the Note or Notes for its own account and that it is not acquiring such Note or Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control; and

(ii)           such transferee agrees to be bound by the provisions of this Section 10.7 with respect to any resale of the Notes.

(c)           A Holder may sell its Notes to a transferee in accordance with Regulation S under the Securities Act; provided, however, that each of the following conditions is satisfied:

(i)            if such Holder would be deemed to be the Company, a distributor or any of their respective affiliates or any person acting on behalf of any of the foregoing for purposes of Regulation S under the Securities Act:

(A)          the Company is a “reporting issuer” as such term is defined in Rule 902(l) under the Securities Act;

(B)           any distributor (as defined in Rule 902(c) under the Securities Act) involved in a sale of Notes has agreed in writing that all offers and sales of Notes shall be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act;

(C)           all offering materials and documents (other than press releases) used in connection with offers and sales of the Notes shall conform to the requirements of Rule 902(h)(2) under the Securities Act; and

(D)          each distributor (as defined in (2) above) selling Notes to a distributor, dealer (as defined in Section 2(12) of the Securities Act), or a person receiving a selling concession, fee or other remuneration in respect of the Notes sold sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor prescribed by Regulation S under the Securities Act.

(ii)           if such exercise and/or sale by a Holder is not governed by (i) above:

(A)          the offer of Notes is not made to a person in the United States;

(B)           either:

(1)           at the time the buy order is originated, the transferee is outside the United States or the Holder and any person acting on its behalf reasonably believes that the transferee is outside the United States, or

(2)           the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Holder nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(C)           no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

(D)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(d)           In the event of a proposed exercise or sale that does not qualify under either Section 10.7(b) or 10.7(c) above, a Holder may sell its Notes only if:

(i)            such Holder gives written notice to the Company of its intention to exercise or effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Holder, which counsel shall be reasonably satisfactory to the Company;

(ii)           counsel for the Holder shall render an opinion, to the effect that such proposed sale may be effected without registration under the Securities Act or under applicable Blue Sky laws; and

(iii)          such Holder or transferee complies with Sections 10.7(b)(i) and 10.7(b)(ii).

10.8.        Mutilated, Destroyed, Lost and Stolen Notes.  If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Notes of the same principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by then to save each of it and any agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

10.9.        Persons Deemed Owners.  Prior to due presentment of a Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

10.10.      Cancellation.  All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly canceled by it.  The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

10.11.      Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at such address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to the Company at its principal executive office.  Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 10.6.  The Company will afford the benefits of this Section 10.11 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 10.11.

SECTION 11.

EVENTS OF DEFAULT

11.1.        Events of Default.  An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           the Company defaults in the payment when due of interest or Special Interest, if any, on the Notes and such default continues for a period of thirty (30) days;

(b)           the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at its Maturity;

(c)           the Company fails to comply with any of the provisions of Section 7.7, 7.8, 7.9 or 8.2 through 8.12, inclusive, hereof;

(d)           the Company fails to observe or perform any other covenant or other agreement in this Agreement or the Notes and such failure continues for a period of thirty (30) days after the Company has received a notice of such failure from any Holder, which notice must specify the failure, demand that it be remedied and state that the notice is a “Notice of Default”;

(e)           any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Company or any Subsidiary of the Company or by any officer of the Company or any Subsidiary of the Company in respect of any Transaction Document or in any statement or certificate at any time given by or on behalf of the Company or any of its Subsidiaries or by any officer of the Company or any of its Subsidiaries in writing pursuant hereto or in connection herewith or therewith shall be false in any material respect on the date as of which made;

(f)            a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or payment of which is Guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, which default (i) constitutes a failure to pay any portion of the principal of or premium, if any, or interest on such Indebtedness when due and payable after the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) shall have resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

(g)           a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction, or a final and legally enforceable arbitration award or final and legally enforceable arbitration awards for the payment of money are entered pursuant to a binding arbitration by an arbitrator or arbitrators of competent jurisdiction, in each case, against the Company or any of its Subsidiaries and such judgment or judgments remain unpaid and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days, provided that the aggregate of all such undischarged judgments and awards exceeds $5,000,000;

(h)           the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i)            commences a voluntary case or proceeding,

(ii)           consents to the entry of a decree or order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding against it,

(iii)          consents to the filing of a petition or to the appointment of or taking possession by a Custodian of it or for all or any substantial part of its property,

(iv)          makes or consents to the making of a general assignment for the benefit of its creditors,

(v)           generally is not paying, or admits in writing that it is not able to pay, its debts as they become due, or

(vi)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case or proceeding;

(B)           appoints a Custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or any substantial part of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any of the foregoing; or

(C)           orders the winding up or liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or adjudges any of them a bankrupt or insolvent;

and any such order or decree remains unstayed and in effect for sixty (60) consecutive days.

The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

11.2.        Remedies.  If an Event of Default (other than an Event of Default specified in Section 11.1(h)) occurs and is continuing, then and in every such case the Holders of (a) more than 50% in principal amount of the Notes at the time outstanding until the earlier of (i) the Exchange Offer having been consummated by the Company or (ii) a registration statement permitting the resales of the Notes having been declared effective by the Commission and (b) thereafter, 25% or more in principal amount of the then outstanding Notes may declare the Default Amount of all the Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such Default Amount and any accrued interest and Special Interest, if any, shall become immediately due and payable.  If an Event of Default specified in Section 11.1(h) occurs and is continuing, the Default Amount of and any accrued interest and Special Interest, if any, on the outstanding Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

The “Default Amount” of any Note as of any date of acceleration shall be all principal of, accrued and unpaid interest on, any premium on, and all other amounts owning in respect of, the Note.

If a default in the payment when due of interest on (including any Special Interest), principal of, or premium, if any, on, the Notes or if an Event of Default has occurred and is continuing, then in each case the Notes will accrue interest at 2% per annum plus the stated interest rate on the Notes until such time as no such Default or such Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable).

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(a)           the Company has paid a sum sufficient to pay

(i)            all overdue interest and Special Interest on all Notes;

(ii)           the principal of, and premium, if any, on, any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder) and any interest, Special Interest and overdue interest thereon at the rate borne by the Notes; and

(iii)          to the extent that payment of such interest is lawful, interest upon overdue interest and overdue Special Interest at the rate provided therefor in the Notes;

and

(b)           all Events of Default, other than the nonpayment of the Default Amount of Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 11.3.

11.3.        Waiver of Past Defaults.  The Required Holders may on behalf of the Holders of all the Notes waive any past default hereunder and its consequences, except a default:

(a)           in the payment of the principal of (or Default Amount in respect thereof), or any premium or interest or Special Interest on, any Note (including any Note which is required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder); or

(b)           in respect of a covenant or provision hereof which under Section 15.4 cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; provided, however, no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

11.4.        Subordination of Special Mandatory Redemption.  (a) Until all Indebtedness under the Credit Documents has been finally paid in full, all commitments thereunder have been terminated and any contingent Indebtedness thereunder has been fully cash collateralized, any payment obligation or payment arising from or in respect of a Special Mandatory Redemption shall be made only to the extent that the making of such Special Mandatory Redemption has been approved in writing by the required holders of the Indebtedness under the Credit Documents, which approval may be granted or denied in the sole and absolute discretion of such holders, and which approval, if given, may be withdrawn by written notice to the Company at any time prior to the date specified for the Special Mandatory Redemption.  Each Holder acknowledges by its acceptance of its Notes that any failure by the Company to make any Special Mandatory Redemption shall not result in the occurrence of a Default or an Event of Default, nor serve as a basis for exercise of remedies consequent upon a Default or Event of Default or otherwise, unless such holders of the Indebtedness under the Credit Agreement has given (and not withdrawn) its prior written approval to the making of such Special Mandatory Redemption.  Each Holder further agrees by its acceptance of its Notes that it will not take any action inconsistent with the rights of the holders of Indebtedness under the Credit Documents to receive payment in full of any amounts owing under the Credit Documents prior to the making of any Special Mandatory Redemption by the Company.  The provisions of this Section 11.4 apply only to a Special Mandatory Redemption and shall not be construed to affect any other rights of the Holders under this Agreement.

(b)           No right of any present or future holder of Indebtedness under the Credit Documents to enforce the provisions of this Section 11.4 shall be impaired by any act or failure to act by the Company, any Holder or by the failure of any such holder of Indebtedness under the Credit Documents to give any notices or take any actions contemplated by this Agreement or otherwise.  No provision of any waiver or supplemental indenture may affect in any way the rights of the holders of Indebtedness under the Credit Documents without the prior written consent of such holders.

(c)           In the event that, notwithstanding the foregoing, the Holders of the Notes shall have received any Special Mandatory Redemption not permitted by this Section 11.4, then and in such event such Special Mandatory Redemption shall be paid over and delivered forthwith to the holders of Indebtedness under the Credit Agreement in the same form received and, until so turned over, the same shall be held in trust by the Company on behalf of the Holders, or by such Holders, as the collateral of the holders of Indebtedness under the Credit Documents.  Only after the payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of Indebtedness under the Credit Documents and, unless the holders of Indebtedness under the Credit Documents shall have the ability to terminate such commitments, the termination of all commitments in respect thereof, the Holders of the Notes shall be subrogated to the rights of the Holders of Indebtedness under the Credit Documents to receive payments and distributions of cash, property and securities applicable to such Indebtedness until the amount of the Special Mandatory Redemption shall be paid in full.  For purposes of such subrogation, no payments or distributions to the holders of the Indebtedness under the Credit Documents of any cash, property or securities to which the Holders of the Notes or the Company on their behalf would be entitled except for the provisions of this Section 11.4, and no payments pursuant to the provisions of this Section 11.4 to the holders of Indebtedness under the Credit Documents by Holders of the Notes or the Company on their behalf, shall, as among the Company, its creditors other than holders of Indebtedness under the Credit Documents and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Special Mandatory Redemption.  Each Holder of a Note, by accepting such Note, acknowledges and agrees that the provisions of this Section 11.4 are, and are intended to be, an inducement and a consideration to each holder of any Indebtedness under the Credit Documents, whether such Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Indebtedness, and such holder of such Indebtedness shall be deemed conclusively to have relied on such provisions in acquiring and continuing to hold, or in continuing to hold, such Indebtedness.  The Company shall not be deemed to owe any fiduciary duty to the holders of Indebtedness under the Credit Documents and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Indebtedness of the Company under the Credit Documents shall be entitled by virtue of this Section 11.4 or otherwise.  The provisions of this Section 11.4 (including the defined terms used herein) are for the benefit of the holders of Indebtedness under the Credit Documents and shall be enforceable by them directly against any Holder and may not be amended without the consent of the administrative agent under the Credit Agreement or, in the absence thereof, the holders holding the majority in principal amount of such Indebtedness.

SECTION 12.

REDEMPTION

12.1.        Right of Redemption.  The Notes may be redeemed at the election of the Company at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest and any Special Interest to the Redemption Date) specified in the form of Note attached as Exhibit A hereto.

12.2.        Partial Redemptions.  In case the Company elects to redeem less than all of the Notes, the Company shall redeem the Notes pro rata from each Holder. For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

12.3.        Notice of Redemption.  Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, to each Holder of Notes to be redeemed, at his address appearing in the Security Register.

All notices of redemption shall state:

(a)           the Redemption Date;

(b)           the Redemption Price;

(c)           if less than all the Outstanding Notes are to be redeemed, the portion of each Note to be redeemed;

(d)           that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest , Capitalized Interest, if applicable, and any Special Interest thereon will cease to accrue on and after said date; and

(e)           the place or places where such Notes are to be surrendered for payment of the Redemption Price.

Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company and at the expense of the Company.

12.4.        Deposit of Redemption Price.  Prior to any Redemption Date, the Company shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest and Special Interest on, all the Notes which are to be redeemed on that date.

12.5.        Notes Payable on Redemption Date.  If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest and Special Interest) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with any applicable accrued interest and Special Interest to the Redemption Date; provided, however, that installments of interest or Special Interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Agreement.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

12.6.        Notes Redeemed in Part.  Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

12.7.        Application of Redemption Payments.  The Company may not deliver a notice of redemption pursuant to Section 12.3 unless, concurrently therewith, a similar notice of redemption is delivered to the holders of the Company Senior Notes calling for a redemption of the same portion of the Company Senior Notes as the notice of redemption delivered pursuant to Section 12.3; provided, however, that, to the extent any holder of the Senior Company Notes exercises its right with respect to any optional redemption pursuant to Section 12.7 of the Company Senior Note Exchange Agreement to decline the redemption of all or a portion of the Company Senior Notes then held by such holder (a notice of which shall be given to the Holders within five (5) Business Days prior to the Redemption Date), the aggregate amount so declined shall be applied to the redemption of the Notes.

SECTION 13.

SUBORDINATION OF NOTES

13.1.        Notes Subordinate to Senior Indebtedness.  The Company covenants and agrees, and each Holder of a Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 13, the payment of the principal of (and premium, if any) and interest and any Special Interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company.  The provisions of this Section 13 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding or otherwise, all as though such payment had not been made.

13.2.        Payment Over of Proceeds Upon Dissolution, Etc.  In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event specified in clause (a), (b) or (c) above (each such event, if any, herein sometimes referred to as a “Proceeding”) the holders of Senior Indebtedness shall be entitled to receive or retain payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of all Senior Indebtedness, before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest or any Special Interest on or other obligations in respect of the Notes (including any interest accruing on or after the filing of any Proceeding relating to the Company, whether or not allowed in such Proceeding) or on account of any purchase or other acquisition of Notes by the Company or any Subsidiary of the Company (all such payments, distributions, purchases and acquisitions herein referred to, individually and collectively, as a “Notes Payment”), and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Notes Payment which may be payable or deliverable in respect of the Notes in any such Proceeding.

In the event that, notwithstanding the foregoing provisions of this Section 13.2, the Holder of any Note shall have received any Notes Payment before all Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, then and in such event such Notes Payment shall be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of the Company for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

For purposes of this Section 13 only, the words “any payment or distribution of any kind or character, whether in cash, property or securities” shall not be deemed to include a payment or distribution of stock or securities of the Company provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 13.  The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Section 8.11 shall not be deemed a Proceeding for the purposes of this Section 13.2 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, complies with the conditions set forth in Section 8.11.

13.3.        No Payment When Senior Indebtedness in Default.  In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full in cash or Cash Equivalents.  “Senior Payment Default” means any default in the payment of principal of (or premium, if any) or interest on Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration, call for redemption.

Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by the Company of the occurrence of such Senior Nonmonetary Default from the Required Holders (as defined in the Company Senior Note Exchange Agreement) of Senior Indebtedness (or any trustee, agent or other representative for such holder) which is the subject of such Senior Nonmonetary Default, no Notes Payment may be made during a period (the “Payment Blockage Period”) commencing on the date of the receipt by the Company of such notice and ending the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Senior Indebtedness which was the subject of such Senior Nonmonetary Default shall have been paid in full in cash or Cash Equivalents and (ii) the 179th day after the date of the receipt of such notice.  No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.  In any event, notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect.  “Senior Nonmonetary Default” means the occurrence or existence and continuance of an event of default with respect to Senior Indebtedness, other than a Senior Payment Default, that permits the holders of the Senior Indebtedness (or a trustee or other agent on behalf of the holders thereof) then to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable.

The failure to make any payment on the Notes by reason of the provisions of this Section 13.3 will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment.  Upon termination of any Payment Blockage Period the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

In the event that, notwithstanding the foregoing, the Company shall make any Notes Payment to any Holder prohibited by the foregoing provisions of this Section 13.3, then and in such event such Notes Payment shall be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company in the same form received and, until so turned over, the same shall be held in trust by such Holder as the property of the holders of the Senior Indebtedness.

The provisions of this Section 13.3 shall not apply to any Notes Payment with respect to which Section 13.2 would be applicable.

13.4.        Payment Permitted If No Default.  Nothing contained in this Section 13 or elsewhere in this Agreement or in any of the Notes shall prevent the Company, at any time except during the pendency of any Proceeding referred to in Section 13.2 or under the conditions described in Section 13.3, from making Notes Payments.

13.5.        Subrogation to Rights of Holders of Senior Indebtedness.  Only after the payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of Senior Indebtedness of the Company, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest and any Special Interest on the Notes shall be paid in full.  For purposes of such subrogation, no payments or distribution to the holders of the Senior Indebtedness of the Company of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section 13, and no payments over pursuant to the provisions of this Section 13 to the holders of Senior Indebtedness by Holders of the Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

13.6.        Provisions Solely to Define Relative Rights.  The provisions of this Section 13 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand.  Nothing contained in this Section 13 or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as amongst the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section 13 of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holders of the Notes the principal of (and premium, if any) and interest and any Special Interest on the Notes as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 13 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Holder.

13.7.        No Waiver of Subordination Provisions.  No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Section 13 or the obligations hereunder of the Holders of the Notes to the holders of Senior Indebtedness, do any one or more of the following:  (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding, (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness, (iii) release any Person liable in any manner for the collection of Senior Indebtedness, (iv) settle or compromise any such Senior Indebtedness or any other liability of any obligor of such Senior Indebtedness to such holder or any security therefor or any liability issued in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, payment of any of the Senior Indebtedness) in any manner or order, (v) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing such Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against any obligor or any guarantor or any other Person, elect any remedy and otherwise deal freely with any obligor and any security for such Senior Indebtedness or any liability of any obligor to the holders of such Senior Indebtedness or any liability issued in respect of such Senior Indebtedness and (vi) exercise or refrain from exercising any rights against the Company and any other Person.

13.8.        Reliance on Judicial Order or Certificate of Liquidating Agent.  Upon any payment or distribution of assets of the Company referred to in this Section 13, the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 13.

13.9.        Reliance by Holders of Senior Indebtedness on Subordination Provisions.  Each Holder of a note, by accepting such Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

SECTION 14.

EXPENSES, INDEMNIFICATION AND CONTRIBUTION

14.1.        Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements) incurred by the Purchasers or any holder of a Security or Exchange Note in connection with the Transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Financing Documents or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation (a) the Purchaser’s reasonable and documented out-of-pocket expenses in connection with the Purchaser’s examinations and appraisals of the Company’s properties, books and records, (b) the costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement, the Financing Documents or the Notes or Exchange Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Financing Documents or the Notes, or by reason of being a holder of any Security or Exchange Note and (c) the costs and expenses, including reasonable and documented consultants’ and advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes.  The Company will pay, and will save the Purchasers and each other holder of a Security harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions.

14.2.        Indemnification.

(a)           Indemnification by the Company.  The Company agrees to indemnify and hold harmless (i) each Purchaser and each Person who participates as a placement or sales agent or as an underwriter in any Offering, including but not limited to Goldman, Sachs & Co., (ii) each Person, if any, who controls (within the meaning of Section 15 or Section 20 of the Exchange Act) any such Person referred to in clause (i) (any of the Persons referred to in this clause (ii) being referred to herein as a “Controlling Person”) and (iii) the respective officers, directors, managing directors, stockholders, partners, employees, representatives, trustees, fiduciaries and agents of any Person referred to in clause (i) or any such Controlling Person (any such Person referred to in clause (i), (ii) or (iii), a “Purchaser Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Purchaser Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Offering Memorandum, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, not misleading, (ii) in whole or in part upon any inaccuracy in any of the representations and warranties of the Company contained herein or in any other Financing Document as of the date hereof or on and as of the Closing Date as if made on such date, (iii) in whole or in part upon any failure of the Company to perform its obligations hereunder, under any other Financing Document or under Applicable Law, including any violation of Applicable Law resulting from any Offering, (iv) any act or failure to act or any alleged act or failure to act by any Purchaser Indemnified Person in connection with, or relating in any manner to, each Offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage or liability (or actions in respect thereof) arising out of or based upon any matter covered by clause (i) above, (v) the failure of any of the consolidated balance sheets included in the Company Financial Statements (including the related notes and schedules) to fairly represent the consolidated financial position of the Company and its Subsidiaries as of its date, or failure of any of the consolidated statements of income, stockholders’ equity and cash flows of the Company and its

Subsidiaries included in the Company Financial Statements (including any related notes and schedules) to fairly represent the results of operations and income, retained earning and stockholders’ equity or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and subject in the case of any interim financial statements, to normal year-end adjustments that are not material in amount or effect, (vi) any change in the financial condition, operations, business, properties or prospects of the Company and its Subsidiaries during the period from the Audit Date to the Closing Date, inclusive, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to the Purchaser Indemnified Persons or (vii) the Transactions or the Purchasers’ financing thereof, and will reimburse each such Purchaser Indemnified Person for any legal and other expenses reasonably incurred by such Purchaser Indemnified Person in connection with investigating or defending any such action or claims as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Offering Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Purchaser Indemnified Person expressly for use therein.  The indemnity agreement set forth in this Section 14.2(a) shall be in addition to any liabilities that the Company may otherwise have.

(b)           Indemnification by the Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless (i) the Company, (ii) each Controlling Person of the Company and (iii) the respective officers, directors, employees, representatives and agents of the Company or any such Controlling Person (any such Person referred to in clause (i), (ii) or (iii), a “Company Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Company Indemnified Person may become subject, under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Offering Memorandum, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Offering Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Purchaser expressly for use therein; and will reimburse the Company Indemnified Persons for any legal and other expenses reasonably incurred by the Company Indemnified Persons in connection with investigating or defending any such actions or claims as such expenses are incurred; provided, however, that the liability of any Purchaser pursuant to this clause 14.2(b) shall not exceed the net proceeds that such Purchaser receives in any sale of the Notes or Exchange Notes pursuant to the Offering in which such Offering Memorandum was delivered.  The indemnity agreement set forth in this Section 14.2(b) shall be in addition to any liabilities that each Purchaser may otherwise have.

(c)           Notifications and Other Indemnification Procedures.  Promptly after receipt by a Purchaser Indemnified Person or a Company Indemnified Person (each, an “Indemnified Person”) of notice of the commencement of any action, such Indemnified Person shall, if a claim in respect thereof is to be made against an indemnifying party under Section 14.2(a) or 14.2(b), as applicable, notify such indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Person otherwise than under Section 14.2(a) or 14.2(b), as applicable, or to the extent it is not prejudiced as a proximate result of such failure.  In case any such action is brought against any Indemnified Person and it shall notify an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it shall elect within thirty (30) days after receiving any such notification, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Person (who shall not, except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld, be counsel to the indemnifying party), and, after notice from the indemnifying party to such Indemnified Person of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Person under such paragraph for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding the foregoing, any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall have been advised by counsel that representation of the Indemnified Person by counsel provided by the indemnifying party would be inappropriate due to actual or potential conflicting interests between the indemnifying party and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action or proceeding.  No indemnifying party shall, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

14.3.        Contribution.  If the indemnification provided for in Section 14.2 is unavailable to or insufficient to hold harmless an Indemnified Person under paragraph (a), (b) or (c) of Section 14.2 in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the Indemnified Person on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the Indemnified Person on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties agree that it would not be just and equitable if contributions pursuant to this Section 14.3 were determined by pro rata allocation (even if the Indemnified Persons were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 14.3.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 14.3 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 14.3, no Purchaser shall be required to contribute any amount which, when taken together with any amounts paid by such Purchaser under Section 14.2(b) exceeds the net proceeds that such Purchaser receives in any sale of the Notes or Exchange Notes pursuant to any Offering.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The obligations of the Company and the Purchasers under this Section 14.3 shall be in addition to any liability which the Company and the respective Purchasers may otherwise have.

14.4.        Survival.  The obligations of the Company under this Section 14 will survive the payment or transfer of any Note or Exchange Note, the transfer of any Subscription Shares, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

SECTION 15.

MISCELLANEOUS

15.1.        Notices.  Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a)           if to a GSMP Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule A, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, attention:  Arthur S. Kaufman, or at such other address as the Purchaser or its nominee shall have specified to the Company in writing;

(b)           if to Ares, to it at 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90025, attention:  Jeff Serota, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, attention:  Arthur S. Kaufman or at such other address as Ares shall have specified to the Company in writing;

(c)           if to any other Holder of any Note, to such Holder at the address of such Holder appearing in the Security Register or such other address as such other holder shall have specified to the Company in writing; or

(d)           if to the Company, to the Company at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, attention: Chief Executive Officer, President and Chief Financial Officer, with a copy to LGP, c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025, attention:  Jonathan Seiffer and Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, attention:  Anthony T. Iler or at such other address as the Company shall have specified to the holder of each Security in writing.

15.2.        Benefit of Agreement; Assignments and Participations.  Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent holder of a Note or Exchange Note) whether so expressed or not; provided, however, that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the other parties hereto and each such holder.  For greater certainty, the parties hereto acknowledge and agree that that the term “Purchasers” shall include only the Purchasers named in the preamble to this Agreement and their Affiliates who may own the Securities from time to time and shall not include any other subsequent Holders.

Nothing in this Agreement or in the Notes or Exchange Notes, express or implied, shall give to any Person other than the parties hereto, their successors and assigns and the holders from time to time of the Notes or Exchange Notes any benefit or any legal or equitable right, remedy or claim under this Agreement.

15.3.        No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto or any Holder in exercising any right, power or privilege hereunder or under the Notes or Exchange Notes and no course of dealing between the Company and any other party or Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes or Exchange Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes and Exchange Notes are cumulative and not exclusive of any rights or remedies which the parties or Holders would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Holders to any other or further action in any circumstances without notice or demand.

15.4.        Amendments, Waivers and Consents.  This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with

(and only with) the written consent of the Company and the Required Holders; provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note and Exchange Note then outstanding and affected thereby (a) subject any Holder to any additional obligation, (b) reduce the principal of (or Default Amount in respect thereof), or any premium or rate of interest or Special Interest on, any Note or Exchange Note, (c) postpone the date fixed for any payment of principal of (or Default Amount in respect thereof), or any premium or interest or Special Interest on, any Note or Exchange Note, (d) change the ranking or priority of the Notes or the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 14.4 or any other provision of this Agreement and (e) amend or waive the provisions of Sections 7.7, 7.9 or 8.5 or any of the definitions used in such Sections; and, provided, further, however, that no such amendment or waiver may, without the prior written consent of Ares, so long as Ares owns any Notes, amend or waive the provisions of Sections 7.8 (to the extent such provisions related to the Non-Voting Observer), 8.10, 12.2 and 12.7; and, provided, further, that no such amendment or waiver may, without the prior written consent of the trustee or the Required Holders (as defined in the Company Senior Note Exchange Agreement) of the Senior Indebtedness, amend or waive the provisions of Section 13 or the related definitions.  No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon.  As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

15.5.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

15.6.        Reproduction.  This Agreement, the other Transaction Documents and all documents relating, hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed.  The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 15.6 shall not prohibit the Company, any other party hereto or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

15.7.        Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

15.8.        Survival of Covenants and Indemnities.  All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes and Exchange Notes, and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and the Exchange Notes and any other obligations hereunder.

15.9.        Governing Law; Submission to Jurisdiction; Venue.

(a)           THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b)           If any action, proceeding or litigation shall be brought by any Purchaser or any holder of a Security in order to enforce any right or remedy under this Agreement or any of the Notes, the Company hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.  The Company further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement or the Notes in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c)           The Company hereby irrevocably designates CT Corporation System at an address in New York City designated at the Closing as the designee, appointee and agent of the Company to receive, for and on behalf of the Company, service of process in such jurisdiction in any action, proceeding or litigation with respect to this Agreement, the Notes, the Management Options or any of the other Transaction Documents.  It is understood that a copy of such process served on such agent will be promptly forwarded by mail to the Company at its address set forth opposite its signature below, but the failure of the Company to have received such copy shall not affect in any way the service of such process. The Company further irrevocably consents to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its said address, such service to become effective thirty (30) days after such mailing.

(d)           Nothing herein shall affect the right of any holder of a Security to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.  If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e)           THE COMPANY HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE SECURITIES.

15.10.      Severability.  If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

15.11.      Entirety.  This Agreement together with the other Transaction Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Transaction Documents or the transactions contemplated herein or therein.

15.12.      Survival of Representations and Warranties.  All representations and warranties made by the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Notes or Exchange Notes, and the payment of principal of the Notes and the Exchange Notes and any other obligations hereunder issuance and delivery of the Notes hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers or any other holder that is Affiliated with the Purchasers.  All statements contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

15.13.      Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

15.14.      Incorporation.  All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

DFG HOLDINGS, INC.

By:	/s/ Jeff Weiss
Name: Jeff Weiss
Title: CEO

GS MEZZANINE PARTNERS, L.P.

By: GS Mezzanine Advisors, L.L.C., its general partner

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Vice President

GS MEZZANINE PARTNERS OFFSHORE, L.P.

By: GS Mezzanine Advisors, L.L.C., its general partner

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Vice President

STONE STREET FUND 1998, L.P.

By: Stone Street 1998, L.L.C., its general partner

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Vice President

BRIDGE STREET FUND 1998, L.P.

By: Stone Street 1998, L.L.C., its general partner

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Vice President

ARES LEVERAGED INVESTMENT FUND, L.P.

By: ARES Management, L.P.

By: ARES Operating Member, LLC, its general partner

By:	/s/ Jeff Serota
Name: Jeff Serota
Title: Vice President

ARES LEVERAGED INVESTMENT FUND II, L.P.

By: ARES Management II, L.P.

By: ARES Operating Member II, LLC, its general partner

By:	/s/ Jeff Serota
Name: Jeff Serota
Title: Vice President

EXHIBIT A

[Form of Face of Note]

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS.  SUCH SHARES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE EXCHANGE AGREEMENT, DATED AS OF NOVEMBER 13, 2003, BETWEEN DFG HOLDINGS, INC., GS MEZZANINE PARTNERS, L.P., GS MEZZANINE PARTNERS OFFSHORE, L.P., STONE STREET FUND 1998, L.P., BRIDGE STREET FUND 1998, L.P., ARES LEVERAGED INVESTMENT FUND, L.P., AND ARES LEVERAGED INVESTMENT FUND II, L.P.  A COPY OF SUCH NOTE EXCHANGE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

The following information is provided pursuant to Treas. Reg. Section 1.1275-3

This debt instrument is issued at original issue discount.

Gerald McAllister (610) 640-5903, as representative of the issuer, will make available on request to holder(s) of this debt instrument the following information:  issue price, amount of original issue discount, issue date and yield to maturity.

13.95% SENIOR SUBORDINATED NOTES DUE 2012

No.	$

DFG Holdings, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Agreement), for value received, hereby promises to pay to                 , or registered assigns, the principal sum of                            Dollars on May 15, 2012, and to pay interest thereon from [                  ]*, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 in each year commencing [                   ]** and, if different, the date of the Stated Maturity of this Note (the “Interest Payment Dates”) at the rate of 13.95% per annum, until the principal hereof is paid or made available for payment.  All interest payable with respect to this Note shall be paid in cash; provided, that on any Interest Payment Date on or prior to November 15, 2008 (each, an “Interest Accrual Date”), the Company, at its option, shall have the right to capitalize all or a portion of interest payable on this Note for the period ended on such Interest Accrual Date, as principal, in lieu of paying in cash such interest so capitalized, and to add such capitalized interest to the principal amount of this Note (such capitalized interest shall be referred to as the “Capitalized Interest”); and provided, further, that if (a) a registration

*              The issue date.

**           Interest Payment Date next succeeding the issue date.

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statement under the Securities Act of 1933, as amended (the “Securities Act”), registering this Note for resale (a “Resale Registration Statement”) shall not have been filed with the Securities and Exchange Commission (the “Commission”) or a registration statement under the Securities Act (the “Exchange Offer Registration Statement”) registering a note substantially identical to this Note (an “Exchange Note”) pursuant to an exchange offer (the “Exchange Offer”) upon the terms and conditions set forth in the Exchange and Registration Rights Agreement, dated November 13, 2003 (the “Exchange and Registration Rights Agreement”), among the Company and GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. (collectively, the “Purchasers”), shall not have been filed with the Commission, in each case by the date which is 45 days after the date on which a written request therefor by the Purchasers in accordance with the terms of the Exchange and Registration Rights Agreement (the “Request Date”), (b) the Resale Registration Statement has not become or been declared effective by the date which is 120 days after the Request Date or the Exchange Offer Registration Statement has not been declared effective by the date which is 120 days after the Request Date, (c) the Exchange Offer has not been consummated within 45 business days after the initial effective date of the Exchange Offer Registration Statement (if the Exchange Offer is then required to be made) or (d) any Resale Registration Statement or Exchange Offer Registration Statement required by Section 2(a) or 2(b) of the Exchange and Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or usable for transfers of Notes during the periods referred to in such Section 2(a) or 2(b), as applicable, without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (a) through (d), a “Registration Default”), then the Company shall pay, in addition to the interest provided for above, cash interest on the principal amount of this Note (“Special Interest”) to the Holder hereof in an amount equal to 0.5% per annum, which amount shall increase to 1.0% per annum after the first 120-day period following the occurrence of the first Registration Default, for the period from and including the date of occurrence of the first Registration Default until such time as no Registration Default is in effect (after which such Special Interest shall cease to be payable).  Accrued Special Interest shall be paid semi-annually on the Interest Payment Dates; and the amount of accrued Special Interest shall be determined on the basis of the number of days actually elapsed.  Upon the issuance of an Exchange Note in exchange for this Note, any accrued and unpaid interest (including Special Interest) on this Note shall cease to be payable to the Holder hereof but such accrued and unpaid interest (including Special Interest) shall be payable on the next Interest Payment Date for such Exchange Note to the Holder thereof on the related regular record date.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Exchange Agreement, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (the “Regular Record Dates”).

If a default in the payment when due of interest on (including any Special Interest), principal of, or premium, if any, on this Note or if an Event of Default has occurred and is continuing, then in each case this Note will accrue interest at 2% per annum plus the stated interest rate on this Note until such time as no such default or such Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable).  Default Interest on Principal shall be payable on demand.  Any Default Interest on Principal that is not

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paid on demand shall bear interest (which shall also be payable on demand) at 2% per annum plus the stated interest rate on this Note (to the extent that the payment of such interest is legally enforceable), from the date of such demand until the amount so demanded is paid or made available for payment.

Payment of the principal of (or Default Amount in respect thereof), and any premium and any such interest or Special Interest on this Note will be made at the principal place of business of the Company, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest and Special Interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

DFG HOLDINGS, INC.

By:
Name:
Title:

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[Form of Reverse of Note]

This Note is one of a duly authorized issue of Notes of the Company designated as its 13.95% Senior Subordinated Notes Due 2012 (herein called the “Notes”), limited in aggregate principal amount to $49,351,422.48, issued and to be issued pursuant to the Exchange Agreement, dated as of November 13, 2003 (herein called the “Exchange Agreement”), among the Company, GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. (collectively, the “Purchasers”), to which Exchange Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Holders of the Notes and of the terms upon which the Notes are, and are to be, issued and delivered.

The Notes are subject to redemption, upon not less than 30 nor more than 60 days’ notice by mail, as a whole or in part, at any time on or after November 13, 2003 at the election of the Company, at the following Redemption Prices (expressed as percentages of the sum (the “Current Accretion Amount”) of (x) the principal amount being redeemed plus (y) all accrued and unpaid interest to the Redemption Date that is permitted to be capitalized on the next succeeding Interest Payment Date (such principal amount and accrued interest to be computed daily to the Redemption Date)):  If redeemed during the 12-month period beginning January 1 of the years indicated,

Year	Redemption Price
From the Closing through December 31, 2005	100.000%

2006	112.500%

2007	110.000%

2008	107.500%

2009	105.000%

2010	102.500%

2011 and thereafter	100.000%

, together in the case of any such redemption with accrued interest that is required to be payable in cash on the next succeeding Interest Payment Date and any Special Interest to the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Notes, of record at the close of business on the relevant Regular Record Dates referred to on the face hereof, all as provided in the Exchange Agreement.

If less than all the Notes are to be redeemed, the Notes shall be redeemed pro rata from each Holder.

The Notes do not have the benefit of any sinking fund obligations.

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If the aggregate amount which would be includible in gross income for federal income tax purposes with respect to the Notes before any Interest Payment Date occurring after the fifth (5th) anniversary of the Closing Date (the “Aggregate Inclusion”) exceeds an amount equal to the sum of (x) the aggregate amount of interest paid in cash under the Notes before such Interest Payment Date and (y) the product of the issue price of all of the Notes (as determined under United States Treasury Regulation Section 1.1273-2(a)) multiplied by 14.87% (the sum of (x) and (y), the “Adjusted Actual Payment”), the Company shall, on such Interest Payment Date, make a mandatory prepayment (any such prepayment a “Special Mandatory Redemption”) on the Notes, with the premium calculated in accordance with the second paragraph of the reverse of this Note, to the extent that the Aggregate Inclusion exceeds the Adjusted Actual Payment.

In the event of redemption or purchase pursuant to an offer to purchase of this Note in part only, a new Note or Notes for the unredeemed or unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Note is, to the extent provided in the Exchange Agreement, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Exchange Agreement with respect thereto.  Each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

If an Event of Default shall occur and be continuing, the Default Amount of the Notes may be declared due and payable in the manner and with the effect provided in the Exchange Agreement.  The Default Amount of this Note as of any date of acceleration shall be all principal of, accrued and unpaid interest on, any premium on, and all other amounts owning in respect of, this Note, in each case plus any accrued but unpaid interest or Special Interest to such date.  Upon payment of (i) the Default Amount so declared due and payable and any overdue installment of interest, (ii) any overdue principal and premium payable upon redemption or repurchase of this Note, and (iii) as provided on the face hereof, interest on any overdue principal of (or Default Amount in respect thereof), and any premium, interest and Special Interest on, this Note (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of, and interest and Special Interest on, the Notes shall terminate.

Whenever any provision of this Note refers to payments of or on “the principal of (or Default Amount in respect thereof)” or words to a similar effect, such reference shall be deemed to refer to (i) in the case of any redemption or repurchase of the Note, the Current Accretion Amount, (ii) in the case of any declaration of this Note to be due and payable (other than by a redemption or repurchase), the Default Amount of such Note, and (iii) in any other case, the principal amount of this Note.

The Exchange Agreement provides that, subject to certain conditions, if (i) certain Excess Proceeds are available to the Company as a result of Asset Sales or (ii) a Change of Control occurs the Company shall be required to make an Offer to Purchase for all or a specified portion of the Notes.

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The Exchange Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and certain rights of the Holders of the Notes under the Exchange Agreement at any time by the Company with the consent of the Required Holders.  The Exchange Agreement also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Exchange Agreement and certain past defaults under the Exchange Agreement and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Exchange Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the principal offices of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and any multiple thereof.  As provided in the Exchange Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

All terms used in this Note which are defined in the Exchange Agreement shall have the meanings assigned to them in the Exchange Agreement.

THE EXCHANGE AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased in its entirety by the Company pursuant to Section 7.7 or 7.9 of the Agreement, check the box:

☐

If you want to elect to have only a part of the principal amount of this Note purchased by the Company pursuant to Section 7.7 of the Agreement, state the portion of such amount:  $

Dated:	Your Signature:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

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SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Principal Amount at Maturity of the Existing Holdings Notes to be Surrendered	Principal Amount of the Notes to be Received	Financing Payment	Redemption of Existing Holdings Notes pursuant to Section 3.6(1)

GS MEZZANINE PARTNERS, L.P. 85 Broad Street New York, New York 10004 Telecopy: (212) 902-3000 Attention: Ben Adler	$30,294,400.03	$24,788,507.30	$743,655.22	$5,023,000.00

GS MEZZANINE PARTNERS OFFSHORE, L.P. c/o GS Mezzanine Partners L.P. 85 Broad Street New York, New York 10004 Telecopy: (212) 902-3000 Attention: Ben Adler	$16,267,631.07	$13,311,325.02	$399,339.75	$2,697,000.00

STONE STREET FUND 1998, L.P. 85 Broad Street New York, New York 10004 Telecopy: (212) 902-3000 Attention: Ben Adler	$1,296,846.01	$1,061,174.28	$31,835.23	$215,000.00

BRIDGE STREET FUND 1998, L.P. 85 Broad Street New York, New York 10004 Telecopy: (212) 902-3000 Attention: Ben Adler	$391,369.81	$320,131.38	$9,603.94	$65,000.00

ARES LEVERAGED INVESTMENT FUND, L.P. 1999 Avenue of the Stars, Suite 1900 Los Angeles, California 90067 Telecopy: (310) 201-4170 Attention: Jeff Serota	$6,031,280.87	$4,935,142.25	$148,054.26	$1,000,000.00

ARES LEVERAGED INVESTMENT FUND II, L.P. 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067 Telecopy: (310) 201-4170 Attention: Jeff Serota	$6,031,280.86	$4,935,142.25	$148,054.26	$1,000,000.00

TOTAL:	$60,312,808.65	$49,351,422.48	$1,480,542.67	$10,000,000.00

(1)           Shows 50% of the aggregate amount of redemption.  The other 50% are shown in the Subordinated Note Exchange Agreement as applied to the Existing Holdings Notes exchanged for the Subordinated Notes.

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